UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2018

To Our Stockholders:

The 2018 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at Consolidated Communications’ corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on April 30, 2018, at 9:00 a.m., central time. The 2018 annual meeting of stockholders is being held for the following purposes:

1.       To elect Richard A. Lumpkin, Timothy D. Taron and Wayne Wilson, as Class I directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2);

3.       To conduct an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3);

4.       To approve certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (Proposal No. 4); and

5.       To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 1, 2018 are entitled to vote at the meeting or at any postponement or adjournment thereof.

We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly so that your shares will be represented. If you received a printed copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Steven J. Shirar
Chief Sales Officer & Secretary

March 16, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 30, 2018 — Our Proxy Statement and 2017 Annual Report to Stockholders are available at www.proxyvote.com

Page

ABOUT THE MEETING	1

What is the purpose of this proxy statement?	1

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?	1

What proposals will be voted on at the annual meeting?	1

Who is entitled to vote?	2

What is the difference between a stockholder of record and a beneficial holder of shares?	2

Who can attend the meeting?	2

What constitutes a quorum?	2

How do I vote?	2

Can I revoke or change my vote after I submit my proxy?	3

How many votes are required for the proposals to pass?	3

How are abstentions and broker non-votes treated?	4

What if I do not specify a choice for a matter when returning a proxy?	4

What are the board’s recommendations?	4

What happens if additional matters are presented at the annual meeting?	4

Will anyone contact me regarding this vote?	5

Who will tabulate and certify the vote?	5

What do I do if I receive duplicate sets of proxy materials?	5

ANNUAL REPORT	5

Will I receive a copy of Consolidated’s 2017 Annual Report to Stockholders?	5

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?	5

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

PROPOSAL NO. 1 — ELECTION OF RICHARD A. LUMPKIN, TIMOTHY D. TARON AND WAYNE WILSON AS DIRECTORS	7

Nominees standing for election to the board	7

Directors continuing to serve on the board	7

Business experience of nominees to the board	8

Business experience of continuing directors	9

Board recommendation and stockholder vote required	10

CORPORATE GOVERNANCE AND BOARD COMMITTEES	11

Are a majority of the directors independent?	11

How are directors compensated?	11

Stock ownership guidelines for non-employee directors	12

How often did the board meet during 2017?	12

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What is the policy regarding director attendance at annual meetings?	12

What is the leadership structure of the board?	13

What committees has the board established?	13

Role of Independent Compensation Consultant	15

Board oversight of risk	16

Stockholder recommendations for director nominations	17

Communications with directors	17

Code of Business Conduct and Ethics	17

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS	19

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES	20

Audit Committee’s Pre-Approval Policies and Procedures	20

Principal Accounting Firm Fees	20

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

Board Recommendation and Stockholder Vote Required	21

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	22

EQUITY COMPENSATION PLAN INFORMATION	23

COMPENSATION COMMITTEE REPORT	24

COMPENSATION DISCUSSION AND ANALYSIS	25

Overview of 2017: Events Relevant to Executive Compensation	25

Determination of Executive Officers	25

Executive Compensation Objectives	26

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation	28

Role of Executive Officers, Management and Independent Compensation Consultant	29

Elements of Executive Compensation for 2017	29

Stock Ownership Guidelines For Named Executive Officers	34

All Other Compensation	35

Employment Security Agreements	35

Incentive Compensation Recoupment Policy	35

CEO Pay Ratio	36

Deductibility of Compensation	36

Changes to Compensation Programs for 2018	37

EXECUTIVE COMPENSATION	39

Summary Compensation Table	39

Grants of Plan-Based Awards	40

Outstanding Equity Awards at 2017 Fiscal Year-End	41

Option Exercises and Stock Vested	42

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY	42

Employment Security Agreements	42

Communications Holdings, Inc. 2005 Long-Term Incentive Plan (LTIP)	43

Termination of Employment Following a Change in Control	44

Benefits Upon Change in Control	44

PROPOSAL NO. 3 - ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	45

Board Recommendation and Stockholder Vote Required	45

PROPOSAL NO. 4 – APPROVAL OF CERTAIN PROVISIONS OF THE CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. 2005 LONG-TERM INCENTIVE PLAN	46

Board Recommendation and Stockholder Vote Required	51

CErtain relationships and related transactions	51

Related Person Transactions Policy	51

SKL Investment Group	52

LATEL Sale/Leaseback	52

First Mid-Illinois Bancshares, Inc.	52

Cartesian, Inc.	52

Consolidated Communications, Inc.	53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	53

ANNUAL REPORT TO STOCKHOLDERS	53

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING	53

GENERAL	54

Section 16(a) Beneficial Ownership Reporting Compliance	54

Other Information	54

OTHER MATTERS	54

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2018 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we,” “our” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, on April 30, 2018, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date this proxy statement and proxy card, as well as a copy of our combined 2017 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2017, are being made available is March 16, 2018.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2018 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2018 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and Steven L. Childers as proxies (the “Proxy Holders”), who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet the “Notice of Internet Availability of Proxy Materials” or the “Notice”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 16, 2018, and the proxy materials were posted on the investor relations portion of the company’s website, http://ir.consolidated.com, and on the website referenced in the Notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice for requesting a copy.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of Richard A. Lumpkin, Timothy D. Taron and Wayne Wilson as Class I directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2018 (Proposal No. 2);

•	an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3);

•	approval of certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (Proposal No. 4); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 1, 2018, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, we have provided you with instructions on how to view the proxy materials.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the instructions on how to view the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 1, 2018, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. In order to be admitted to the annual meeting, you should bring photo identification and proof of ownership of the Company’s stock on the record date, March 1, 2018. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 1, 2018, the record date, 70,777,354 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions, or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

•	Internet. Electronically through the Internet by accessing our materials using the website listed on the Notice. To vote through the Internet, you should sign on to this website and follow the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•	Mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. If you complete and properly sign the proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•	Telephone. By calling 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote by telephone, you should not return your proxy card.

•	In Person. In person at the meeting.

We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I revoke or change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the annual meeting.

If your shares are held in “street name,” you may revoke or change your vote by voting in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the greatest number of votes cast will be elected.

Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2), Advisory Vote on Approval of Executive Compensation (Proposal No. 3), Approval of Certain Provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (Proposal No. 4) and Approval of any Other Proposals. The vote required for each of (i) the ratification of the appointment of Ernst & Young LLP, (ii) the advisory approval of named executive officer compensation, (iii) the approval of certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan and (iv) the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting, is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on Proposal No. 2, Proposal No. 3 or Proposal No. 4, it will have the same effect as a vote “AGAINST” that proposal. With respect to Proposal No. 1, abstentions will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter, where it will have the same effect as a vote “AGAINST” that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter when they submitted their proxies. If no specific instructions are given, properly submitted proxies will be voted:

•	“FOR” the election of Richard A. Lumpkin, Timothy D. Taron and Wayne Wilson as Class I directors (see page 7);

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 21);

•	“FOR” the advisory approval of the compensation of the Company’s named executive officers (see page 45); and

•	“FOR” the proposal to approve of certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (see page 46).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of Richard A. Lumpkin, Timothy D. Taron and Wayne Wilson as Class I directors (see page 7);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 21);

•	“FOR” the approval of the compensation of the Company’s named executive officers (see page 45); and

•	“FOR” the approval of certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (see page 46).

Unless you give other instructions otherwise, the Proxy Holders will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, if you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

Representatives of Broadridge, will tabulate the votes and act as Inspector of Elections.

What do I do if I receive duplicate sets of proxy materials?

You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare, Inc., our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2017 Annual Report to Stockholders?

Our 2017 Annual Report to Stockholders for the fiscal year ended December 31, 2017 was made available to stockholders concurrently with this proxy statement. The Notice contains directions for requesting a paper copy of the 2017 Annual Report to Stockholders and can also be obtained by following the instructions below. The 2017 Annual Report to Stockholders includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on March 1, 2018, is included in the 2017 Annual Report to Stockholders.

You can also obtain, free of charge, a copy of our Annual Report on Form 10-K, including all exhibits filed with it, by:

•	accessing the Investor Relations section of our website at ir.consolidated.com and clicking on the “Financials & Filings” link followed by clicking on the “SEC Filings” link;

•	accessing the materials online at www.proxyvote.com;

•	writing to:

Consolidated Communications Holdings, Inc. — Investor Relations
121 South 17th Street
Mattoon, Illinois 61938; or

•	telephoning us at: (844) 909-2675.

You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 39, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and dispositive power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 1, 2018, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percentage of Shares Outstanding

BlackRock Institutional Trust Company, N.A.(a)	9,636,982	13.6%
The Vanguard Group, Inc.(b)	7,863,119	11.1%
Lumpkin, Richard Anthony(c)	1,202,865	1.7%
Robert J. Currey	119,624	*
C. Robert Udell, Jr.	83,895	*
Steven L. Childers	93,036	*
Thomas A. Gerke	23,132	*
Dale E. Parker	30,038	*
Maribeth S. Rahe	42,772	*
Timothy D. Taron	34,822	*
Roger H. Moore	35,339	*
Wayne Wilson	50,211	*
All directors & executive officers as a group (10 persons)	1,715,734	2.4%

*Less than 1.0% ownership.

(a)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 19, 2018, by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 9,489,547 shares and sole dispositive power with respect to 9,636,982 shares.

(b)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to 101,199 shares, shared voting power with respect to 10,683 shares, sole dispositive power with respect to 7,756,195 shares, and shared dispositive power with respect to 106,924 shares.

(c)	Includes: (i) 493,454 shares owned by Living Trust FBO Richard A. Lumpkin, (ii) 3,500 shares owned by Mr. Lumpkin’s wife, (iii) 106,153 shares owned by the Benjamin I. Lumpkin 2012 Irrevocable Trust, for which Mr. Lumpkin is the trustee, (iv) 12,667 shares owned directly by Mr. Lumpkin, (v) 309,674 shares owned by Benjamin I. Lumpkin 2017 Dynasty Trust, for which Mr. Lumpkin is the trustee, and (vi) 277,417 shares owned by Elizabeth L. Celio 2017 Dynasty Trust, for which Mr. Lumpkin is the trustee.

PROPOSAL NO. 1 — ELECTION OF RICHARD A. LUMPKIN, TIMOTHY D. TARON AND WAYNE WILSON AS DIRECTORS

Our board of directors currently consists of nine directors. Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. On July 3, 2017, Wayne Wilson was appointed as the newest member of our board of directors following the closing of our acquisition of FairPoint Communications, Inc (“FairPoint”). Mr. Wilson was designated as a Class I director upon his appointment. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Lumpkin, Mr. Taron and Mr. Wilson, the nominees designated below as the Class I directors, at this year’s annual meeting to serve for a term of three years, expiring in 2021 or until his respective successor is duly elected and qualified. The nominees for election to the position of Class I directors, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

It is the intention of Proxy Holders, unless otherwise instructed, to vote to elect the nominees named herein as the Class I directors. The nominees named herein presently serve on our board of directors, and each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event that any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute for such nominee. The board has no reason to believe the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated Communications

Richard A. Lumpkin
(Class I Director – term expiring in 2021)	83	Founding Director

Timothy D. Taron
(Class I Director – term expiring in 2021)	67	Director

Wayne Wilson
(Class I Director – term expiring in 2021)	69	Director

Directors continuing to serve on the board

Name	Age	Current Position With Consolidated Communications

Roger H. Moore
(Class II Director – term expiring in 2019)	76	Director

Thomas A. Gerke
(Class II Director – term expiring in 2019)	61	Director

Dale E. Parker
(Class II Director – term expiring in 2019)	66	Director

Robert J. Currey
(Class III Director – term expiring in 2020)	72	Chairman of the Board and Director

Maribeth S. Rahe
(Class III Director – term expiring in 2020)	69	Director

C. Robert Udell, Jr.
(Class III Director – term expiring in 2020)	52	President & Chief Executive Officer and Director

Set forth below is information with respect to the nominees to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

Richard A. Lumpkin has served as a director with us and our predecessor since 2002. He served as Chairman of the Board from 2005 until November 2013, at which time the board designated him a Founding Director. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, CEO, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former President of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

Board Contributions:  Mr. Lumpkin is a long-time telecommunications industry veteran, with lengthy experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a long-standing relationship with, the senior executives, investors, and board members of many public and private telecommunications companies with whom the Company has important relationships. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the board’s deliberations.

Timothy D. Taron has served as director since July 2012. Mr. Taron, a practicing attorney for over 40 years, served on the board of directors of SureWest Communications (“SureWest”) from 2000 until the consummation of the Company’s merger with SureWest on July 2, 2012. Mr. Taron is the senior partner with the law firm of Hefner Stark & Marois, LLP, Attorneys-at-Law, Sacramento, California. He was formerly the President and a director of the Sacramento Metropolitan Chamber of Commerce, a private, non-profit organization.

Board Contributions: Mr. Taron, a practicing attorney for over 40 years with a firm located in our Sacramento market, specializes in complex business transactions, real estate development and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the Sacramento business community, coupled with his hands-on experience in areas affecting the growth and health of the economy in the community in which he resides and practices law, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the corporate governance committee chair position due to his past involvement on public and non-profit boards and his training and continuing education as an attorney.

Wayne Wilson joined our board of directors in July 2017 in connection with our acquisition of FairPoint. He had served on the FairPoint board of directors since 2011. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles as President, Chief Operating Officer and Chief Financial Officer of PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. He previously served as a director of ARIAD Pharmaceuticals, Inc., Edgewater Technology, Inc., Hologic, Inc., and Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.

Board Contributions: Mr. Wilson’s qualifications to serve on our board include his strong accounting and finance understanding gained from years as a certified public accountant in industry and with a major public accounting firm and qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Wilson’s qualifications also include his experience as a director on the boards of multiple publicly-traded companies. Mr. Wilson is a resident of New Hampshire and his service on FairPoint’s board provides a unique understanding of important legacy FairPoint markets, including northern New England.

Business experience of continuing directors

Robert J. Currey serves as our Chairman of the Board of Directors. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and served as our CEO from 2002 until December 31, 2014. From 2002 to November 2013, he also served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and CEO of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is a director of Cartesian, Inc. (formerly The Management Network Group, Inc.), a professional services company.

Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among the mid-sized telecom carriers. Because of his experience and his role as our former CEO until December 31, 2014, Mr. Currey also has substantial company knowledge, including its operations and strategies.

C. Robert Udell, Jr. serves as our President and CEO and as a director. Mr. Udell served as Chief Operating Officer from May 2011 to December 31, 2014, and as President from November 2013 until December 31, 2014. He became President and CEO on January 1, 2015. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. He serves on the boards of the USTelecom Association, the Greater Conroe Economic Development Council and Board of Trustees for The John Cooper School.

Board Contributions: Mr. Udell has been in the telecommunications industry for more than 25 years, and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. Because of his role as President and CEO of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and CEO of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

Board Contributions: Ms. Rahe has a deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines and serves as our audit committee chairperson.

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and CEO from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, CEO and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007, Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign, Inc. Mr. Moore also presently serves as a director of VeriSign, Inc. and was previously a director of Western Digital Corporation.

Board Contributions:  Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. Although Mr. Moore is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Thomas A. Gerke has served as a director since February 2013 and is the General Counsel and Chief Administrative Officer at H&R Block, a global consumer tax services provider, since January 2012. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is also a former director of the CenturyLink, Embarq and United States Telecom Association. In addition, he is a former member of the Rockhurst University Board of Trustees and The Greater Kansas City Local Investment Commission Board of Trustees. He currently serves as a board member of TEGP Management, LCC, the General Partner of Tallgrass Energy GP, LP (NYSE: TEGP), a provider of natural gas transportation and storage services.

Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the Board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Dale E. Parker has served as a director since October 2014. Mr. Parker was a director on the Enventis Corporation (formerly Hickory Tech) board from 2006 until the consummation of Enventis Corporation’s merger with the Company on October 16, 2014, and served as Chair of Enventis Corporation’s board from January 2011 to May 2013. Mr. Parker was on the Board of Directors of Image Sensing Systems, Inc. from August 2012 through June 2016, where he also served as Interim CEO from December 2014 through June 2016, as well as, COO and CFO from June 2013 through June 2016. Image Sensing Systems of St. Paul is a technology company focused on infrastructure improvement through the development of software-based detection solutions for the intelligent transportation sector. Mr. Parker served as interim CFO for Ener1, Inc. from 2011 to 2012. Ener1, Inc. is an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. In 2010, Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a CPA and holds an MBA.

Board Contributions: Mr. Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries, and expertise with financial statement preparation and SEC reporting gained from his experience as a CFO and qualifies as an “audit committee financial expert” under SEC guidelines. Further, having served as the past chair of the Enventis Corporation board, and living and working in the Minneapolis-St. Paul market, Mr. Parker brings an in-depth knowledge of the Company’s acquired Minnesota operations and the business climate in which the Company operates.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each of the nominees named above (Proposal No. 1).

The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $122,911 in payments from H&R Block in 2017 from 74 separate H&R Block locations. Similarly, the board also considered the relationship between the Company and the law firm of Hefner, Stark & Marois, LLP, a company that also purchases telecommunications services from the Company in the ordinary course of business, because Mr. Taron is a partner with Hefner, Stark, & Marois. The Company received $13,626 in payments from Hefner, Stark & Marois, LLP in 2017. The board concluded that since most of the services provided by the Company to H&R Block and Hefner Stark & Marois, LLP are offered pursuant to state and federal tariffs, and that all such purchases were made on customary business terms, these relationships were not material for purposes of The NASDAQ Stock Market LLC’s (“NASDAQ”) listing standards and would not influence Mr. Gerke’s nor Mr. Taron’s actions or decisions as directors of the Company.

As a result of this review, our board of directors affirmatively determined that Messrs.  Gerke, Moore, Parker, Taron and Wilson and Ms. Rahe are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Parker, Taron and Wilson and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Gerke and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are directors compensated?

The director compensation described below is based on a benchmark study conducted by Willis Towers Watson, the outside consultant engaged by the compensation committee in 2017, following the Company’s acquisition of FairPoint Communications. The outside consultant developed a peer group of 13 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

For 2017, non-employee directors received the following cash compensation: (1) $60,000 annual cash retainer (2) $20,000 additional annual cash retainer for the chairperson of the audit committee; (3) $13,500 additional annual cash retainer for the chairperson of the compensation committee; (4) $10,000 additional annual cash retainer for the chairperson of the corporate governance committee; and (5) $4,000 annual committee retainer for each committee on which a director serves (but does not chair). We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 3,159 shares was made to each of the directors, other than Mr. Udell and Mr. Wilson (since Mr. Wilson was not yet serving on the board at that time), in March 2017 pursuant to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. The number of shares granted to these directors was determined by dividing $76,360 by the 20-day average closing price of the stock as of two trading days before the award date. One hundred percent (100%) of such shares vested on December 5, 2017.

Mr. Udell, who also served as President and CEO during 2017, did not receive any additional compensation for his service on the board in 2017. Mr. Udell’s compensation is set forth in the Summary Compensation Table.

For 2017, since Mr. Currey no longer served as CEO, the board determined that his compensation for serving as Executive Chairman of the Board of Directors was as follows, which is also set forth in the Summary Compensation Table:

•	Mr. Currey received an annualized retainer of $300,000 for his service to the board;

•	Mr. Currey participated pari passu in the non-employee director equity plan, with a 2017 target grant value of $76,360; and

•	Mr. Currey was reimbursed for normal business travel and entertainment expenses for board and Company matters.

Effective January 1, 2018, Mr. Currey was appointed as non-executive Chairman of the Board.

The table below discloses all compensation provided to each non-employee director of the Company in 2017.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)

Roger H. Moore	$81,500	$39,898	$121,398
Maribeth S. Rahe	$88,000	$39,898	$127,898
Timothy D. Taron	$78,000	$39,898	$117,898
Thomas A. Gerke	$68,000	$39,898	$107,898
Richard A. Lumpkin	$60,000	$39,898	$99,898
Dale E. Parker	$64,000	$39,898	$103,898
Wayne Wilson	$64,000	$-	$64,000

(1)	Stock Awards. The amounts in this column represent the grant date fair value of the restricted share award made on March 14, 2017 to Mr. Moore, Ms. Rahe, Mr. Taron, Mr. Lumpkin, Mr. Parker and Mr. Gerke; in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the assumptions made by the Company in the valuation of these awards. None of the non-employee directors had any grants outstanding as of December 31, 2017.

Stock ownership guidelines for non-employee directors:

The board has adopted stock ownership guidelines regarding stock ownership by non-employee directors. The non-employee director ownership guidelines require non-employee directors to own a level of qualifying equity securities with an aggregate market value of at least three times the annual cash retainer payable to them. Our stock ownership guidelines provide that, until a non-employee director satisfies the applicable holding requirement, he or she is required to retain 100% of any covered shares. Covered shares include shares owned directly or indirectly by the non-employee director, and the after-tax value of vested stock option awards, reflecting the number of shares that are sold or withheld to (i) pay any applicable exercise prices for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting, or payment of an award. Non-employee directors must meet the stock ownership requirement within five years of becoming a member of the board. All of our non-employee directors have met or are on track to meet their objectives within the five year time requirement.

How often did the board meet during 2017?

The board met five times during calendar year 2017. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2017, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All eight of the Company’s then-current directors attended the 2017 annual meeting of stockholders.

What is the leadership structure of the board?

In consultation with the corporate governance committee, the board reviews the leadership structure from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the CEO’s role. When Mr. Currey became Chairman of the Board in November 2013, the board determined that it would be in the best interests of the Company if he retained the CEO title as well, as a part of the Company’s succession plan. Effective January 1, 2015, as a planned additional step in the CEO succession plans, Mr. Currey became Executive Chairman of the Board of Directors, but no longer acts as the Company’s Chief Executive Officer. Mr. Udell became President and CEO on January 1, 2015. On January 1, 2018, as the final step in the CEO succession plan, the board appointed Mr. Currey as the non-executive Chairman of the Board. The board believes this current separation of duties is in the best interest of the Company. Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as Chairman, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our President and CEO, in the daily decision making and long-term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director if it determines that doing so would be in the best interests of the Company.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees currently is as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee

Roger H. Moore		*	Chairperson
Maribeth S. Rahe	Chairperson		*
Timothy D. Taron	*	Chairperson
Thomas A. Gerke		*	*
Dale E. Parker	*
Wayne Wilson[1]	*

_______________
*     indicates member

(1)	Mr. Wilson was elected to the audit committee October 30, 2017

Audit Committee.  The audit committee consists of Messrs.  Parker, Taron and Wilson and Ms. Rahe, who serves as the Chairperson. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, each of Messrs. Parker and Wilson and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

The audit committee met five times during 2017. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent auditor’s qualifications and independence;

•	risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

•	the performance of our independent auditors.

Our audit committee is also responsible for the following:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining, and overseeing the work of our independent auditors;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

•	reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 51; and

•	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 19.

Corporate Governance Committee.  The corporate governance committee consists of Messrs. Gerke, Moore and Taron, who serves as the Chairperson. The board has determined that each of Mr. Gerke, Mr. Moore and Mr. Taron are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

The corporate governance committee met four times during 2017. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

•	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

•	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link;

•	to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

•	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans, and performance.

Compensation Committee.  The compensation committee consists of Mr. Moore, who serves as its Chairperson, Ms. Rahe and Mr. Gerke. The board has determined that each of Mr. Moore, Ms. Rahe and Mr. Gerke is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

The compensation committee met four times during 2017. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

•	to review and approve goals and objectives relating to the compensation of our CEO and, based upon a performance evaluation, to determine and approve the compensation of the CEO and other senior officers;

•	to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, are aligned to the interests of stockholders, promote effective leadership and leadership development and appropriately award pay for performance;

•	to approve the grant of long-term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

•	to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

•	to establish and periodically review policies in the area of senior management perquisites;

•	to make recommendations to our board on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

The compensation committee has directly engaged Willis Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Willis Towers Watson relative to key factors, including whether:

•	Willis Towers Watson provides any other services to the Company;

•	the amount of fees paid to Willis Towers Watson relative to the total revenue of the firm;

•	policies in place to prevent conflicts of interest;

•	any personal or business relationships with members of the compensation committee;

•	ownership of Company stock; and

•	any personal or business relationships with executive officers.

The Company paid Willis Towers Watson $81,801 for services provided to the compensation committee in 2017 and $20,747 for services provided to the compensation committee in 2016. Willis Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2017, for which the Company paid Willis Towers Watson $225,370. The decision to engage Willis Towers Watson for these other services was made by the Company’s human resource staff and the pension committee of management. The Company’s relationship with Willis Towers Watson (and its predecessor Watson Wyatt) is long-standing, pre-dating the Company’s initial public offering of stock, whereby Willis Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

Willis Towers Watson’s work in 2017 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s senior management personnel, including:

•	construction of the peer group companies to be used in compensation analysis;

•	evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

•	analysis of total direct compensation programs including salary, bonus, and long-term incentives; and

•	evaluation and recommendations concerning the type, amount, and frequency of long-term incentive compensation to be offered to the non-executive senior management personnel going forward.

For a further description of this work, please refer to the Compensation Discussion & Analysis section.

Board oversight of risk

The Company’s Board of Directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the audit committee, the compensation committee and the corporate governance committee, as further described below.

As set forth in the audit committee charter, the audit committee reviews with management and, to the extent the committee deems it appropriate, with the independent auditors or counsel to the corporation, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

The compensation committee reviews compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the corporation, including whether the design or operation of the corporation’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development, and appropriately awards pay for performance. In doing so, the committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the corporation’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2018, the compensation committee reviewed the Company’s compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the corporation.

The corporate governance committee reviews with management and, as the committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters.

Management has an Enterprise Risk Management (“ERM”) steering committee in place which includes the CFO and other key executives and a representative from the Company’s outside counsel. The CFO, as ERM committee chairman, is the primary liaison between management and the Board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing, and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews, with the full board, the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, in accordance with the deadlines set forth under the caption “Stockholder Proposals for 2019 Annual Meeting,” either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may, at any time, review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

•	Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

•	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated May 4, 2015, which is available by accessing the investor relations section of our website at ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the Company’s independent auditors.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on the effective operation of, the Company’s internal control over financial reporting.

The audit committee met five times during fiscal year 2017. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2017. The audit committee discussed with Ernst & Young LLP such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2018.

MEMBERS OF THE AUDIT COMMITTEE

Maribeth S. Rahe, Chairperson
Dale E. Parker

Timothy D. Taron

Wayne Wilson

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit, audit-related tax, and non-audit work performed by our independent registered public accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act of 2002 to management.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2017 and 2016 were as follows:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
	(In millions)
2017	$3.3	$-	$1.1	$-
2016	$1.7	$-	$0.5	$-

Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal years 2017 and 2016, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002. Also included in the Audit Fees for 2017 and 2016, were approximately $0.7 million and $0.1 million, respectively, of fees including out-of-pocket expenses associated with the Company’s acquisition and disposition activities during the periods and the related equity and debt registration statements.

For fiscal years 2017 and 2016, there were no Audit-Related Fees. Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services of which $0.6 million was related to the Company’s acquisition and disposition activities during 2017.

For fiscal years 2017 and 2016, there were no All Other Fees. For fiscal years 2017 and 2016, Tax Fees or All Other Fees disclosed above, were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT registered public accounting firm

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal No. 2).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2018 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of our continuing executive officer who is not a director:

Steven L. Childers serves as CFO of the Company. Mr. Childers has served as CFO since April 2004 and served as CFO and Treasurer from November 2016 to October 2017. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service, Vice President of Sales and as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the Company’s predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director for the Lake Land College Foundation and is a member of the Business Advisory Board for Eastern Illinois University. He is a former director of the Illinois State Chamber of Commerce, served as Treasurer and was a member of the Executive Committee.

EQUITY COMPENSATION PLAN INFORMATION

Prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP. Subsequently, at the 2015 annual meeting of stockholders, stockholders approved certain other provisions of the LTIP, including increasing the number of shares available under the LTIP.

The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders	—	—	1,289,993
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,289,993

___________________

(1) 1,289,993 shares remain available for future issuance under the LTIP, as described above.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson

Maribeth S. Rahe

Thomas A. Gerke

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2017: Events Relevant to Executive Compensation

In December 2016, the Company announced that it had entered into an agreement to acquire FairPoint Communications, Inc. (“FairPoint”), subject to obtaining the necessary legal, regulatory, and stockholder approvals.

Because the Company felt that the acquisition of FairPoint was strategically important and would be beneficial to stockholders, and because the Company further believed that the acquisition was likely to be completed in mid-2017, the approach taken for 2017 executive compensation matters was to make only limited changes unless and until the acquisition closed.

Accordingly, in early 2017, the compensation committee commissioned a simple “refresh” of its then-two-year-old benchmarking study and made only limited changes to executive compensation at that time. The compensation committee did approve the award of “transaction completion bonuses” to its named executive officers, which were paid out in a mix of cash and restricted stock at the time the FairPoint acquisition closed on July 3, 2017. These transaction completion bonuses were disclosed in the Company’s 2017 proxy statement and are described again below on page 30.

In July 2017, following the acquisition of FairPoint, the compensation committee also commissioned Willis Towers Watson to complete a new benchmarking study in order to determine appropriate changes in its executive compensation plans for 2018, based on the Company’s significantly increased scope and scale of operations. These changes in named executive officer compensation were made effective as of January 1, 2018. (See page 37 for further information about the changes made for 2018.)

Finally, in accordance with these changes and as a part of its efforts to continue ensuring strong alignment between our executive team and our stockholders, the Company adopted stock ownership guidelines which became effective on January 1, 2018. Information on the stock ownership guidelines may be found on page 12 and 34 of this document.

Determination of Executive Officers

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded in 2017 to the Company’s “named executive officers” and how it was determined.  This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the compensation committee’s executive compensation decisions. The named executive officers in 2017 are listed in the Summary Compensation Table of this proxy statement and below:

Robert J. Currey, Executive Chairman of the Board

C. Robert Udell, Jr., President and Chief Executive Officer

Steven L. Childers, Chief Financial Officer

Transition of Chief Executive Officer and Chairman of the Board Roles

Effective January 1, 2015, the Company’s board of directors appointed Mr. Udell as President and Chief Executive Officer and Mr. Currey as the Executive Chairman of the Board. Until January 1, 2015, Mr. Currey was the CEO.

Throughout 2017, Mr. Currey served as Executive Chairman of the Board. In that role, he continued to assist the board with the CEO succession and transition plan. The board of directors determines his compensation, which for 2017 consisted of a $300,000 annual retainer and, in keeping with his transition to the role of Chairman of the Board, the same restricted stock award that is granted to the non-employee directors. While he remained an executive officer during 2017, Mr. Currey was not covered by the Company’s executive compensation program, and therefore most of this Compensation Discussion and Analysis does not pertain to him.

Effective January 1, 2018, Mr. Currey was appointed as non-executive Chairman of the Board. The board considers this to be the final stage of the CEO succession and transition plan which began in 2015.

In conjunction with the increase in Mr. Udell’s duties and responsibilities as CEO, the compensation committee believes it is appropriate to transition his compensation over a multi-year period. The compensation committee’s plan for Mr. Udell is to target his total compensation at the end of the transition period to approximately the 50th percentile of the total compensation paid to chief executive officers of the Company’s peer group of companies. In determining what actions to take in each year of the transition, the compensation committee considers its annual review of Mr. Udell’s performance, and other factors the committee deems to be appropriate. Please see the section captioned “Objective #2” on page 27 for a further description of the Company’s peer group and the increased compensation granted to Mr. Udell in 2017, the third year of the transition.

The following discussion first describes the three objectives the compensation committee has set with regard to its executive compensation program; next discusses the procedures followed and roles of executives, management, and the independent compensation consultant in determining executive and director compensation; and then explains how the compensation committee uses key compensation elements of annual base salaries, annual cash bonuses and long term incentives to meet the objectives of its executive compensation program.

The Compensation Discussion and Analysis concludes with a summary of the stock ownership guidelines, a discussion of the Company’s CEO Pay Ratio, considerations under Section 162(m) of the Internal Revenue Code, and an update on recent CEO Compensation changes made for 2018.

You should review this Compensation Discussion and Analysis section together with the tabular disclosures beginning on page 39.

Executive Compensation Objectives

The compensation committee has designed the Company’s executive compensation program to achieve the following objectives:

•	provide incentives to Company executives to maximize stockholder return;

•	enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.

The compensation committee intends that each key element of our total compensation plan serves specific purposes that help achieve the objectives of the Company’s executive compensation program.

The three key elements of the current executive compensation program are (1) annual base salary, (2) annual cash bonuses (sometimes referred to as short term incentive, or “STI”), and (3) long-term, equity-based incentives (sometimes referred to as “LTI”). The Company also provides its executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below, under the caption “Elements of Executive Compensation”, explains each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities, as outlined below.

Objective #1: Provide incentives to Company executives to maximize stockholder return.  As a part of its long-term equity-based incentives, the compensation committee uses both time-based and performance-based restricted shares in an effort to align the interests of the Company’s executives and stockholders.

The compensation committee believes that granting restricted shares based on performance, which then vest incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value so the executive can realize a greater value in connection with those shares once they vest.

The compensation committee awarded performance shares to Mr. Udell and Mr. Childers in March 2016, pursuant to which restricted shares could have been earned in March 2017 based on the attainment of certain 2016 performance goals. The compensation committee also awarded performance shares to Mr. Udell and Mr. Childers in March 2017, pursuant to which some restricted shares were granted in 2017 upon the closing of the FairPoint acquisition, and pursuant to which other restricted shares could have been earned in March 2018 based on the attainment of certain full-year 2017 performance goals.

The compensation committee also awarded time-based restricted shares to each of Mr. Udell and Mr. Childers in March 2017. The ultimate value of these restricted share awards varies with the performance of the Company’s outstanding common stock and thus fortifies the alignment between the executives and stockholders.

During 2017, Mr. Currey also received a grant of restricted shares equal to, and under the same terms as, the restricted share grants made to other non-employee directors.

In addition to equity-based incentives, the compensation committee also bases a significant portion of an executive’s annual cash bonus on the attainment of certain corporate performance metrics, which encourages the executive to increase the Company’s profitability, and in turn, its stock value.

Objective #2: Enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business. In order to assist the compensation committee in setting compensation levels, the committee has, from time to time, obtained from Willis Towers Watson, its outside consultant, information regarding compensation paid by the Company’s peer group, as defined below. The Company believes this benchmarking work plays an important role in helping the Company ensure its compensation programs are competitive within its industry so that it can both retain and attract talented managers.

In the fourth quarter of 2014, following the completion of its acquisition of Enventis Corporation, and the subsequent restructuring of its executive team, the Company engaged Willis Towers Watson to do a full benchmark study, in which a revised peer group was constructed, and the Company’s executive compensation program was compared to the 50th percentile of the revised group. This study, which was completed in early 2015, provided guidance for the executive compensation decisions. At the request of the compensation committee, Willis Towers Watson conducted a custom survey of compensation paid by the following companies (our “peer group”) that, at the time of the study, operated in the integrated communications, wireless telecommunications, and alternative carrier industries and that had annual revenues ranging from $207 million to $4.8 billion. The peer group’s median revenue of $812 million was, at that time, in line with the Company’s full year revenue of approximately $800 million, pro forma for the acquisition of Enventis Corporation, which closed on October 16, 2014:

— Alaska Communications Systems Group, Inc.	— IDT Corporation	— Cogent Communications Holdings, Inc.
— Ntelos Holdings Corp.	— Zayo Group Holdings, Inc.	— Vonage Holdings Corporation
— FairPoint Communications, Inc.	— Frontier Communications Corp.	— Cincinnati Bell Inc.
— Lumos Networks Corp	— SBA Communications Corp.	— General Communications Inc.
— Hawaiian Telcom Holdco, Inc.	— Atlantic Telenetwork, Inc.	— Shenandoah Telecommunications Company

The compensation committee selected these companies because the Company competes with them for executive talent, and because these companies also compete with the Company for investors.

For 2017, the compensation committee asked Willis Towers Watson to refresh and update the 2015 benchmark study. Based on the Willis Towers Watson updated benchmarking study findings, the compensation committee determined that, in the aggregate as of January 1, 2017, the total targeted compensation was, in the case of Mr. Udell, approximately 35% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 9% below the 50th percentile of the peer group. The primary reasons for this lag were (i) the decisions to provide modest compensation increases for the past several years due to the overall challenging market conditions and the desire to contain costs during these periods of economic uncertainty; and (ii) specifically in the case of Mr. Udell, the determination by the compensation committee to transition his compensation to the 50th percentile of CEO total compensation over a multi-year period.

Because the compensation committee believed the FairPoint acquisition was likely to close during 2017, the committee believed it was prudent to complete a more fulsome benchmarking effort at that time in anticipation of the 2018 executive compensation cycle. Still, in view of the gaps to the peer group, particularly with regard to Mr. Udell, the compensation committee made changes to the compensation of Mr. Udell and Mr. Childers in 2017 to increase each of their target long-term incentive (LTI) compensation, and to increase Mr. Udell’s target short term incentive (STI) compensation.

The percentage increases for each element of total direct compensation and in aggregate, for Mr. Udell and Mr. Childers, assuming payouts at the applicable target levels, are outlined in the table below:

2017 Increases:

Name	Base Salary	STI	LTI	Total
C. Robert Udell, Jr.	-	20%	30%	20%
Steven L. Childers	-	-	4%	2%

Following these increases, the targeted total direct compensation was, in the case of Mr. Udell, approximately 30% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 5% below the 50th percentile of the peer group.

Along with providing insight into the decisions on levels of salary, annual cash bonus, and long-term equity-based incentive, the benchmark survey information from Willis Towers Watson provided guidance for decisions regarding various other elements of the Company’s executive compensation program for 2017, including:

•	types and features of equity-based compensation awards;

•	amounts and types of perquisites and other personal benefits; and

•	components of potential change-in-control benefits.

In addition to targeting levels of compensation for executives that are appropriately competitive with the market, the Company’s compensation structure also encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year; and by granting restricted shares and performance shares, which require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full vesting of all shares.

Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.  The Company’s annual cash bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual Long Term Incentive Plan awards in the form of performance shares which are only earned when the same performance criteria are met. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which these performance goals are achieved. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

The board of directors annually approves and establishes the operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers to this performance, including the establishment of:

•	base salary amounts for the Company’s executive officers;

•	an annual cash bonus plan for the Company’s executive officers;

•	long-term equity-based incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors; and

•	annual performance goals and payouts for the Company under the annual cash bonus plan and the Company’s long-term equity-based incentive plan.

Role of Executive Officers, Management and Independent Compensation Consultant

The compensation committee conducts an annual review of the CEO’s performance, and reviews it with the board of directors. The CEO prepares a performance review for each of the other executives for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the target amounts identified by the Willis Towers Watson benchmarking survey, the CEO recommends to the compensation committee, for each such executive, base salary amounts, time-based and performance share awards and annual performance goals under the annual cash bonus plan and the long-term equity-based incentive plan.

Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 15 for an explanation of the role of the compensation committee’s outside consultant, Willis Towers Watson.

Elements of Executive Compensation for 2017

The key elements of the 2017 executive compensation program for Mr. Udell and Mr. Childers were:

•	an annual base salary;

•	an opportunity to earn annual cash bonuses directly linked to achievement of certain of the Company’s annual financial and operational performance goals; and

•	equity compensation consisting of (i) the continued vesting of previously awarded time-based restricted shares; (ii) a grant of time-based restricted shares; and (iii) a grant of performance-based restricted shares directly linked to achievement of certain of the Company’s annual financial and operational performance goals.

In addition, the compensation committee awarded the following one-time compensation to Mr. Udell and Mr. Childers related to the FairPoint acquisition: (i) a performance share grant in March 2017 that would be earned upon the closing of the transaction and (ii) a cash bonus following the closing of the transaction.

The Company also provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to its executive officers.

For 2017, as in prior years, the compensation committee determined that Mr. Udell and Mr. Childers should receive an annual base salary and also be eligible for an annual cash bonus opportunity. The compensation committee set performance-based targets for restricted shares to be awarded to Mr. Udell and Mr. Childers if certain performance goals were met and also approved grants of time-based restricted stock.

In addition to monitoring compensation and executive performance throughout the year, in general, the compensation committee formally reviews executive compensation and executive performance on an annual basis, in the first quarter, following the completion of the previous performance year. For 2017 performance, the formal review took place in February 2018.

Compensation Element 1: Annual Base Salaries for 2017

The Company pays all of its executive officers an annual base salary (or in the case of Mr. Currey, a retainer), which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that salary increases should reward an individual’s contributions and responsibilities to the Company.

The compensation committee reviews, and may revise, at its discretion, base salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2017, in addition to the market position of the Company’s executive compensation program relative to its peer group, the committee considered the following principal factors:

•	achievement by the Company during the previous year of its performance goals;

•	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals; and

•	salary levels of comparable positions at companies in the Company’s peer group.

After reviewing these factors, and in part because of the expectation that the committee would make changes to the compensation plans in 2018 following the expected closing of the FairPoint acquisition, neither Mr. Childers’ nor Mr. Udell’s base salary was increased for 2017.

As described above, for 2017, the compensation committee also approved a $300,000 annual retainer to be paid to Mr. Currey as Executive Chairman of the Board. The compensation committee determined the annual retainer amount based on information obtained by Willis Towers Watson regarding compensation generally paid (by similarly situated companies) to former chief executive officers who have transitioned over time from executive board chair roles to full-time non-employee board chair roles. The compensation committee used the $300,000 annual retainer amount because that level would result in a retainer amount equal to roughly the 50th percentile of the retainers paid to executives in comparable positions, during similar periods of active transition.

Compensation Element 2: Cash Bonuses for 2017

One-Time Transaction Completion Bonus

In July 2017, following the closing of the FairPoint acquisition, the compensation committee determined that a one-time cash “transaction completion bonus” would be paid to each of Mr. Udell and Mr. Childers. The compensation committee believes that the FairPoint acquisition represents a significant strategic step for the Company in achieving improved scale and scope of operations, and the transaction bonuses were intended to reward the named executives for obtaining the necessary legal, regulatory, and stockholder approvals and closing the FairPoint acquisition.

The “transaction completion bonus” for Mr. Udell was $255,000 and for Mr. Childers was $125,000. The compensation committee believes these amounts are a fair and reasonable reward for the successful and speedy conclusion of approval and pre-closing activities, and the fast start in integrating the companies and achieving the Company’s targeted synergies.

Annual Cash Bonus

The Company also maintains an annual cash bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2017, Mr. Udell and Mr. Childers were eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of their base salary and was based on the achievement of criteria established by the compensation committee.

For Mr. Childers, the compensation committee based its performance targets on the following:

•	50% on the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for 2017 (target of $304 million);*

•	20% on dividend payout ratio for 2017 (target of 72% or less);

•	10% on net additions for 2017 of broadband subscribers which consisted of the number of the Company’s subscribers to its high speed internet, digital subscriber lines (DSL)(target of 9,000 net additions);

•	10% on the Company’s revenue for 2017 (target of $687.0 million); and

•	10% on a set of eight related “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative measures which are established by the compensation committee to guide the management team in achieving the Company’s operating, strategic, and public policy goals. The achievement score was determined by the compensation committee, based on the CEO’s recommendation, as a part of its annual evaluation of Mr. Childers’ performance. For 2017, these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, revenue and profitability goals, customer service initiatives, closing and integration activities related to the FairPoint acquisition, and improvements in the Company employees’ experience.

* For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, please refer to Item 6 of our Annual Report on Form 10-K (page 31) for the fiscal year ended December 31, 2017.

As described above under the caption “Role of Executive Officers, Management and Independent Compensation Consultant,” the CEO prepares a performance review for each of the other executives for each completed calendar year. This includes his assessment of Mr. Childers’ performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.” The CEO recommended, and the compensation committee approved, an attainment level of 4 out of 8 with respect to the other operating goals for 2017.

For the CEO, the compensation committee used the same measures and targets as described above, except that the committee did not use the “other operating goals” measure, some of which require subjective assessment. Accordingly, the compensation committee weighted the measures for the CEO as follows:

•	60% on the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for 2017;

•	20% on dividend payout ratio for 2017;

•	10% on broadband subscriber net additions for 2017; and

•	10% on the Company’s revenue for 2017.

In March 2017, when the compensation committee determined these measures for Mr. Udell and Mr. Childers, it also established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

For 2017, the compensation committee established the bonus targets for each executive, as a percentage of 2017 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive. The bonus payout targets as a percentage of salary were 120% for Mr. Udell and 84% for Mr. Childers. As discussed above, Mr. Currey’s 2017 compensation plan did not include a cash bonus. The compensation committee used these levels because achieving the targeted payouts at those levels would result in an annual bonus payout to each executive equal to roughly the 50th percentile of the annual bonus paid to executives in comparable positions at companies in the peer group. However, as described above, the Company is aware that even after these changes, the aggregate total direct compensation for Mr. Udell and Mr. Childers remains below the 50th percentile of the relevant peer group.

As in prior years, the compensation committee set a maximum payment equal to 120% of the target amount if the weighted average of all goals were attained above 105% of the target level and a threshold level such that weighted average attainment of 90% of the target level would have resulted in a payment of 50% of the target amount. Weighted average attainment of below 90% of the target level would have resulted in no bonus payment.

For 2017, each of the Company performance targets was achieved at the following levels:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$274.6 million	$304.0 million	87.4%(1)
Dividend Payout Ratio(2)	67.3%	<60%	87.8%
Broadband Subscriber Net Adds	12,378	9,000	137.5%
Revenue	$670.0 million	$687.0 million	97.5%
Other Operating Goals	5/8	8/8	50.0%

(1)This achievement level was calculated against a slightly higher EBITDA target necessary to self-fund the bonus payout.

(2)The committee adjusted this goal from 72% to 60% to adjust for the July 3 closing of the FairPoint acquisition.

In the compensation committee’s review of 2017 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For Mr. Udell, this weighted average was 93.6% of target, and for Mr. Childers, this weighted average was 89.9% of target. These weighted averages are calculated below, by multiplying the performance measures described above and the actual level of achievement of those measures:

Performance Measure	Mr. Udell’s Component Percentage	Mr. Childers’ Component Percentage
Adjusted EBITDA	52.4%	43.7%
Dividend Payout Ratio	17.6%	17.6%
Broadband Subscriber Net Adds	13.8%	13.8%
Revenue	9.8%	9.8%
Other Operating Goals	N/A	5.0%
Weighted Average	93.6%	89.9%

These results are consistent with the publicly reported 2017 results for the Company’s territories prior to the acquisition of FairPoint for which the original targets were established, with the exception of the dividend payout ratio which by its nature is a blended metric reflecting the Company territories for January 1, 2017 through July 2, 2017, and the combined territories from the July 3, 2017 FairPoint closing through December 31, 2017.

The results for Mr. Childers fall below the threshold for payout of a bonus. For Mr. Udell, although the weighted average results would have resulted in a payout of 50% of target, he recommended that no bonus be paid to him for 2017 results, in part to keep him aligned with the Company’s management team. The compensation committee agreed with this recommendation and, exercising its discretion, paid no bonuses to Mr. Udell or Mr. Childers for 2017 performance.

Compensation Element 3: Long-Term, Equity-Based Incentives for 2017

The Company maintains the stockholder-approved long term incentive plan (LTIP) that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including Mr. Udell and Mr. Childers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

•	provide these individuals with incentives to maximize stockholder return and otherwise contribute to the Company’s success; and

•	enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

The compensation committee administers the LTIP and determines if, when, and in what amount awards should be granted, as well as the type of award vehicle to be employed (choosing from among those award vehicles authorized by the LTIP).

Each year the compensation committee determines for each executive eligible to participate, the economic value of target annualized long-term incentive compensation. The goal of the compensation committee is to establish those targets so that over time they are at approximately the 50th percentile of the peer group. The compensation committee generally balances its equity grants so that approximately 50% of this annualized target is paid to the executives in the form of performance share grants, and approximately 50% of the annualized target value is paid to the executives in the form of time-based restricted share grants.

One-Time Transaction Performance Share Grants

In March 2017, the compensation committee approved a performance share grant for each of Mr. Udell and Mr. Childers that would result in a grant of restricted stock if the FairPoint acquisition were to close during 2017. The compensation committee believed that the FairPoint acquisition represented a significant strategic step for the Company in achieving improved scale and scope of operations, and the transaction share grants were intended to reward the named executive officers for obtaining the legal, regulatory, and stockholder approvals and closing the FairPoint acquisition.

The target “transaction award” for Mr. Udell was 9,347 shares of restricted stock, and for Mr. Childers it was 4,777 shares of restricted stock. The payout formula was “all or nothing” and was tied to closing the FairPoint acquisition. The closing of the FairPoint acquisition occurred on July 3, 2017, and the sole performance criterion for the grant was satisfied on that date. The shares were granted following the closing and vest ratably, 25% on each of December 5, 2017; December 5, 2018; December 5, 2019; and December 5, 2020.

Annual Performance Share Grants

In March 2017, the compensation committee established a target value of long-term incentive compensation and made performance share awards equal to 50% of this target value date. Because of the uncertainty associated with achieving the performance targets, the compensation committee then increases this target value for the performance shares by 10%. Based on feedback from Willis Towers Watson, the compensation committee believes this practice is consistent with the approach typically taken by others in the benchmark group of companies.

In addition to establishing the target performance share values, the compensation committee also approved Company performance goals and minimum, target and maximum payouts. The goals and payout levels were the same as those approved for the cash incentive bonus plan. The compensation committee believes those goals were appropriately challenging given the overall business and competitive climate in which the Company operates.

The 2017 performance share target award levels were then determined by taking half of the annual target LTIP grant value for each of Mr. Udell and Mr. Childers, and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award.

The performance share awards entitled the executives to receive awards of restricted shares in 2018 depending on the level of attainment of the performance goals for 2017. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

In March 2018, the compensation committee approved target awards of restricted shares based on 2017 performance, as follows:

	2017 Performance	March 2018 Restricted Shares
Name	Share Target	Awarded

C. Robert Udell, Jr.	25,248	-
Steven L. Childers	9,734	-

Under the terms of the performance share awards, there were no restricted shares granted to either Mr. Udell or Mr. Childers, as the weighted average performance was identical to the weighted average performance for the “Cash Bonus” section identified above. The performance fell below the threshold level for Mr. Childers; and for Mr. Udell, the compensation committee determined to support Mr. Udell’s recommendation and again exercise its discretion to pay zero to Mr. Udell (even though Mr. Udell could have earned a 50% payout based on weighted achievement of the performance targets).

Annual Time-Based Restricted Stock Grants

As previously described, the Company awarded each of Mr. Udell and Mr. Childers with a grant of time-based restricted shares in March 2017. The 2017 time-based restricted share target award levels were determined by taking half of the annual target LTIP grant value for each of Mr. Udell and Mr. Childers and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date.

The table below shows the target value for time-based shares and the number of shares awarded to each of Mr. Udell and Mr. Childers:

Name	Time-Based Annual Grant Value - Target	March 2017 Restricted Shares Awarded

C. Robert Udell, Jr.	$552,500	22,952
Steven L. Childers	$213,000	8,849

The compensation committee believes that the long-term, equity-based incentives it awarded to these named executive officers in 2017 helped meet its objectives to:

•	retain them by providing them with long-term, equity-based compensation at a level competitive with the Company’s peer group;

•	reward them for completing the strategically-important acquisition of FairPoint; and

•	hold them accountable for achieving key financial and operational objectives.

Stock Ownership Guidelines for Named Executive Officers

We believe that our executive officers should have a significant financial stake in the Company to ensure their interests are further aligned with those of our stockholders. To that end, the compensation committee has adopted stock ownership guidelines which set forth ownership expectation for certain executive officers covered under the guidelines. Under the guidelines, covered executives are expected to attain and retain a level of qualifying equity securities equal to a multiple of their annual base salaries. In determining whether a covered executive has met the applicable ownership requirement, we include: (a) shares owned outright by covered executives, including (i) direct ownership of shares as a registered or beneficial holder and (ii) ownership of shares in a manner that would be treated as indirect ownership pursuant to Section 16 of the Securities Exchange Act of 1934 (including, without limitation, shares held in retirement savings accounts), so long as the shares are accessible by the covered executive; and (b) the after-tax value of any vested or unvested restricted share awards held under the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended. These forms of ownership are collectively referred to below as the “Covered Shares”.

Our stock ownership guidelines provide that until a covered executive satisfies the applicable holding requirement, he or she is required to retain a specified percentage of any Covered Shares awarded to the executive until such time as a certain ownership percentage (expressed as a multiple of base salary) is achieved. The types of covered executives and their required ownership levels and retention percentages are as follows:

Covered Executives	Ownership Requirement	Retention Percentage
Chief Executive Officer	5x Annual Base Salary	50%
Other Named Executive Officers (NEOS) as Designated by CEO	3x Annual Base Salary	50%

The Stock Ownership Guidelines took effect January 1, 2018. The first measurement will occur as of December 31, 2018.

All Other Compensation

As part of our executive compensation program, the Company may from time-to-time provide to its executives some or all of the following other benefits:

•	personal use of a company automobile;

•	fitness program reimbursement;

•	expenses paid for business related meals and travel for spouses (when required to attend Company functions);

•	tax reimbursement for personal use of a Company automobile and business related travel for spouses when required to attend company functions; and

•	Company matching contributions to its 401(k) plan.

Where applicable, the “All Other Compensation” column of the Summary Compensation Table on page 39 shows the aggregate amounts of such compensation paid to each of the named executive officers.

Employment Security Agreements

On February 20, 2007, the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining its top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process. The Company also benefits from certain restrictive covenants, including non-competition covenants, contained in these agreements.

Incentive Compensation Recoupment Policy

In March 2017, the board of directors adopted an incentive compensation recoupment policy that applies to all of the Company’s executive officers and any other person designated by the board of directors as being subject to the policy (the “covered persons”). The policy provides that, in the event of a restatement of the financial statements of the Company necessary to reflect the correction of one or more errors that are material to those financial statements, the board of directors may seek recoupment from the following sources of incentive compensation: (i) cash incentive compensation and (ii) equity-based compensation. The board of directors may recoup similar incentive compensation under any Company plans, arrangements or agreements, whether existing currently or in the future. The board of directors has the sole discretion to decide whether or not to recoup incentive compensation received by a covered person (which would include any equity granted or settled) and the amount of such recoupment, provided that the board of directors shall at a minimum seek to recoup all incentive compensation received by any covered person (which would include any equity granted or settled) during the three completed fiscal years and the current partial year preceding the date on which the Company is required to prepare the restatement that is in excess of the incentive compensation that would have been paid to the covered person under the restatement. Any such recoupment would apply to all covered persons, regardless of whether the covered person was involved in the restatement.

CEO Pay Ratio

In accordance with the requirements of Regulation S-K, Item 402(u), the Company has calculated the ratio of CEO pay to the median employee pay for 2017. The methodology for determining the median employee pay was as follows:

The calculation of median employee income was based on payroll data and includes all full time, part time and temporary employees who were actively employed on December 31, 2017, including those who began employment after January 1, 2017 and worked only a partial year (compensation was not annualized for employees who did not work the entire year). The pay data used for this calculation represents compensation for the employee population paid from January 1, 2017 through the final payroll date of December 29, 2017. For 2017, this included approximately 3,890 employees, all of whom reside in the United States.

Compensation components used to determine the median employee income are as follows: regular base wages, overtime, differentials, allowances such as cell phone and apparel, holiday and vacation pay, 401(k) matching contributions by the Company, and other ancillary income considered compensation and reasonable to the calculation. Expense items such as moving expenses and vehicle gas and usage were excluded from the median employee calculation.

The Company did NOT include in its calculation of median employee pay the value of dividends paid on unvested shares of restricted stock; nor did it include the value realized on vesting of restricted stock or the value realized by former FairPoint employees on vesting of their restricted stock and stock options at the time of the FairPoint acquisition. The Company chose to exclude those elements from the median employee pay calculation methodology since less than 3% of non-CEO employees are eligible to receive these elements of compensation.

The Company believes this methodology to be reasonable, as it represents the actual payment to employees (full time, part time, and temporary) for most of the elements of compensation which are included in the CEO’s total compensation as publicly disclosed each year in the Company’s proxy statement.

The 2017 total compensation for our CEO was $2,116,183, as disclosed in the Summary Compensation Table on page 39 of this proxy statement. The median employee’s 2017 total compensation that would be reportable in the Summary Compensation Table was $81,866.

For the fiscal year ended December 31, 2017, the Company’s CEO multiple of total compensation compared to the Company’s median employee’s total compensation is 26.8 times to 1.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for 2017 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Company annually reviews the compensation paid to its named executive officers other than the CFO to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m).  The Company’s grants of performance-based restricted stock and annual cash bonus payments under the LTIP qualify as performance-based compensation, and the time-based restricted stock grants (when made) are not for amounts that are expected to raise deductibility issues under Section 162(m).

For 2017, the Company believes substantially all of the compensation received by its named executive officers is fully deductible by the Company without regard to Code Section 162(m).

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminate the performance based exception, beginning in 2018. Accordingly, the Company’s grants of performance-based restricted stock and annual cash bonus payments made for 2018 and later years will no longer qualify for this exception. In addition, compensation paid to a covered employee after termination of employment will also be subject to the million dollar limitation. Under a transition rule, outstanding performance-based restricted stock awards and post-termination compensation will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017.

Changes to Compensation Programs for 2018

Benchmarking Update – New Peer Group for 2018

Following the Company’s acquisition of FairPoint, the compensation committee engaged Willis Towers Watson to update the Company’s peer group for benchmarking of its compensation programs. This update was done to more accurately represent the Company’s scope and scale of operational complexity following the FairPoint acquisition.

Following the completion of the study, and based on the recommendations made by Willis Towers Watson, the compensation committee determined to make certain changes to the peer group of companies to be used for future compensation benchmarking purposes.

There were both deletions from, and additions to, the previous group of peer companies, as follows:

Companies deleted (-) from peer group:	Companies added (+) to peer group:

- Frontier Communications Corporation	+ Windstream Holdings, Inc.
- Hawaiian Telcom Holdco, Inc.	+ Telephone and Data Systems, Inc.
- Alaska Communications Systems Group, Inc.	+ Akamai Technologies, Inc.
- Lumos Networks Corp	+ J2 Global, Inc.

Carried over from the previous peer group of companies are:

▪ Zayo Group Holdings, Inc.	▪ General Communications, Inc.
▪ SBA Communications Corporation	▪ Shenandoah Telecommunications Company
▪ IDT Corporation	▪ ATN International, Inc.
▪ Cincinnati Bell, Inc.	▪ Cogent Communications Holdings, Inc.
▪ Vonage Holdings Corp.

When giving effect to these changes, the updated group of 13 peer companies had median reported annual revenues of approximately $1.2 billion, as compared with the Company’s reported annual revenues (pro forma for the acquisition of FairPoint) of approximately $1.4 billion. The Company believes this updated peer group represents an appropriate basis for benchmarking of the Company’s compensation programs.

Based on Willis Towers Watson’s analysis, which was completed in July 2017, the Company believes that the 2017 compensation targets in place for Mr. Udell were approximately 59% below the 50th percentile of the updated peer group and that the 2017 compensation targets in place for Mr. Childers were approximately 43% below the 50th percentile of the updated peer group.

Changes Resulting from Mr. Udell’s Continuing Transition to CEO

As described in “Determination of Executive Officers” on page 25, the compensation committee is transitioning Mr. Udell’s compensation to the 50th percentile of chief executive officers over a multi-year period, following his election to the role of President and CEO effective as of January 1, 2015.

In view of Mr. Udell’s performance and the remaining gap between his compensation and the target compensation for his position, particularly after the updated benchmarking study, the compensation committee determined it was appropriate to increase certain elements of Mr. Udell’s compensation again in 2018, as follows:

•	Mr. Udell’s annual base salary rate for 2018 was increased from $425,000 to $541,000;

•	Mr. Udell’s target annual cash bonus for 2018 (expressed as a percentage of his base salary) was decreased from 120% of base salary to 107% of base salary (which still results in a 14% increase in cash bonus at target); and

•	Mr. Udell’s long-term incentive annual target grant value for 2018 was increased from $1,105,000 to $1,687,000, of which approximately half is performance-based.

Based on information provided to the compensation committee by the independent compensation consultant, the Company believes Mr. Udell’s compensation remains approximately 44% below the 50th percentile for CEOs among its benchmark group of companies. The compensation committee intends to continue with its practice of annually evaluating Mr. Udell’s performance, and intends to complete his transition to the 50th percentile of the market over a multi-year period based on his performance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists information regarding the compensation for the years ended December 31, 2017, 2016, and 2015, of our Chairman of the Board, President & CEO, and CFO, to whom we refer, collectively, as the named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total ($)
Robert J. Currey(1)	2017	$300,000	$0	$73,131	$0	$20,236	(3)	$393,367
Executive	2016	$300,000	$0	$83,928	$0	$20,324		$404,252
Chairman of the	2015	$389,423	$0	$58,804	$0	$40,559		$488,786
Board
C. Robert Udell, Jr.	2017	$425,000	$255,000	$1,332,213	$0	$103,970	(4)	$2,116,183
President and Chief.	2016	$415,385	$0	$1,040,328	$0	$94,460		$1,550,173
Executive Officer	2015	$377,423	$0	$308,457	$377,250	$76,213		$1,139,343

Steven L. Childers	2017	$278,100	$125,000	$540,784	$0	$64,051	(5)	$1,007,935
Chief Financial	2016	$276,542	$0	$501,816	$0	$71,057		$849,415
Officer	2015	$276,000	$0	$209,476	$201,773	$64,235		$751,484

(1)	Name and Principal Position – Robert J. Currey — Throughout 2015, 2016, and 2017 Mr. Currey served as Executive Chairman of the Board. Effective January 1, 2018, Mr. Currey became non-executive Chairman of the Board.

(2)	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the restricted stock granted in 2017, 2016 and 2015 and the target number of performance shares awarded in 2017, 2016 and 2015 based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2017 assuming the performance conditions were met at the maximum level was for Mr. Currey: $0; for Mr. Udell: $727,118; and for Mr. Childers: $280,315. Also, see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the assumptions made by the Company in the valuation of these awards.

(3)	All Other Compensation — Robert J. Currey. This column includes $16,200 of matching contributions made in 2017 under the Company’s 401(k) Plan on behalf of Mr. Currey. Mr. Currey is also provided a fitness reimbursement ($360), and the value of dividends paid on unvested restricted stock ($3,676).

(4)	All Other Compensation — C. Robert Udell, Jr. This column includes $16,200 of matching contributions made in 2017 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell also received a tax “gross-up” reimbursement in connection with payment for business travel to the Company’s annual sales award event ($810), and the value of dividends paid on unvested restricted stock ($86,960).

(5)	All Other Compensation — Steven L. Childers. This column includes $16,200 of matching contributions made in 2017 under the Company’s 401(k) Plan on behalf of Mr. Childers and the value of dividends paid on unvested restricted stock ($47,251). In addition, Mr. Childers is reimbursed for business use of his personal mobile phone ($600).

Salary

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2017, 2016 and 2015 to each of the named executive officers. Mr. Currey’s salary for 2017 was in the form of the retainer he was paid for his role as Executive Chairman. The annualized salary rates in effect as of March 1, 2017 were:

Robert J. Currey	$300,000
C. Robert Udell, Jr.	$425,000
Steven L. Childers	$278,100

Non-Equity Incentive Compensation

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2017, 2016 and 2015 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 25. The Company paid all of these amounts in March 2018, March 2017 and March 2016, respectively.

2017 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2017.

								All Other
								Stock
								Awards	Grant Date
					Estimated Future Payouts			Number of	Fair Value
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(3)	Awards($)(4)

Robert J. Currey		$-	$-	$-	-	-	-
	3/14/17							3,159	$73,131

C. Robert Udell, Jr.		$255,000	$510,000	$612,000
	3/14/17				12,624	25,248	30,298		$584,491
	3/14/17				9,347	9,347	9,347		$216,383
	3/14/17							22,952	$531,339

Steven L. Childers		$117,145	$234,290	$281,148
	3/14/17				4,867	9,734	11,680		$225,342
	3/14/17				4,777	4,777	4,777		$110,588
	3/14/17							8,849	$204,854

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2017. The performance targets were set in March 2017, as described in the Compensation Discussion and Analysis section. The amounts actually paid under the bonus plan for 2017 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2017, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2018 pursuant to performance shares previously granted in March 2017. Certain of these awards of restricted stock were based on performance in 2017, which has now occurred. Pursuant to the LTIP for 2017, the compensation committee awarded performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2017 if target performance goals set by the compensation committee for 2017 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below a 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.” In addition, the compensation committee approved a performance share grant for each of Mr. Udell and Mr. Childers that would result in a grant of restricted stock if the FairPoint acquisition were to close during 2017. The target “transaction award” for Mr. Udell was 9,347 shares of restricted stock, and for Mr. Childers it was 4,777 shares of restricted stock. The payout formula was “all or nothing” and was tied to closing the FairPoint acquisition. These awards are described in the Compensation Discussion and Analysis section under the caption “One-Time Transaction Performance Share Grants.”

(3)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based restricted shares awarded to the named executive officers in 2017.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the time-based restricted stock awards and the target performance share awards made in 2017 to the named executive officers. See Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2017 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2017.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)

Robert J. Currey	-	$-
C. Robert Udell, Jr.(3)	44,225	$539,103
Steven L. Childers(4)	22,302	$271,861

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. The unvested shares represent a mix of time-based restricted shares from the grants made in March 2015, March 2016 and March 2017, and unvested performance-based shares from grants made in March 2015, March 2016 and March 2017.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $12.19 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 29, 2017, which was the last trading day of fiscal year 2017).

(3)	Vesting Dates – Udell. The vesting dates of the restricted shares are as follows: December 5, 2018 (19,649 restricted shares), December 5, 2019 (16,502 restricted shares), December 5, 2020 (8,073 restricted shares).

(4)	Vesting Dates – Childers. The vesting dates of the restricted shares are as follows: December 5, 2018 (10,578 restricted shares), December 5, 2019 (8,317 restricted shares), December 5, 2020 (3,408 restricted shares).

2017 Option Exercises and Stock Vested

This table sets forth information concerning the number of restricted shares that vested during 2017 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)	On Vesting ($)(1)

Robert J. Currey	3,159	$39,898
C. Robert Udell, Jr.	22,307	$281,737
Steven L. Childers	12,793	$161,576

_____________

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2017, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock $12.63 as reported in The Wall Street Journal for December 5, 2017, which was the last trading day prior to the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would generally be entitled upon a termination of employment (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

The Company has Employment Security Agreements (the “Agreements”) with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

The benefits provided upon such a termination of employment include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (three times in the case of the Chairman of the Board) the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

•	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

•	Continuation of coverage under all welfare plans of the Company during the two-year severance period (three years for the Chairman of the Board), or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

•	Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

For purposes of the Agreements:

(a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new director’s election or nomination was approved by at least two-thirds of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b) “cause” means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (LTIP)

The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

The LTIP uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2017.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers

Base Salary(1)	$900,000	$850,000	$556,200
Bonus(1)	$-	$1,020,000	$468,580
Welfare Benefits for Severance Period(2)	$35,245	$36,024	$23,496

____________

(1)	Base Salary and Bonus. These amounts represent, in the case of Mr. Currey, three times base salary and target bonus, and in the case of all other named executive officers, two times base salary and target bonus.

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2017.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers

Value of Unvested Restricted Shares(1)	$-	$539,103	$276,861

____________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2017 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 29, 2017 ($12.19), which was the last trading day of fiscal year 2017.

PROPOSAL No. 3 – ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years and to submit to stockholders every six years a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years. At the 2017 annual meeting, the stockholders voted, on an advisory basis, to hold such a vote on a yearly basis and the board subsequently determined, consistent with the stockholders’ vote, to hold such a vote on a yearly basis. Accordingly, we are presenting this vote at the 2018 annual meeting.

Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

We have pursued these objectives by:

•	using restricted shares in an effort to unify the interests of the executives and stockholders;

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•	using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and a portion of the restricted shares awarded to them; and

•	using compensation information compiled from 15 peer companies that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $207 million to $4.8 billion, with a median revenue of $812 million to benchmark compensation against competitive levels.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2018 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

PROPOSAL NO. 4 – TO APPROVE CERTAIN PROVISIONS OF THE
CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. 2005 LONG-TERM INCENTIVE PLAN

The Company maintains the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (the “LTIP” or the “Plan”. The Plan is the Company’s only stock-based compensation plan, and it provides for grants of stock options, stock appreciation rights, stock awards and stock unit awards to eligible employees and non-employee directors and grants of cash awards to eligible employees.

Approval of Plan Provisions

We are asking our stockholders to approve (i) an additional 2,000,000 shares for issuance under the Plan and (ii) the extension of the term of the Plan.

Share Increase. When the Plan was first adopted in 2005, 750,000 shares were issuable pursuant to awards. In 2010, stockholders approved a share increase to 1,650,000 shares. In 2015, stockholders approved a share increase to 2,650,000 shares. The Company has issued a significant number of the currently available shares under the Plan for awards. As of December 31, 2017, 1,289,993 shares remained available for issuance under the Plan. With its recent acquisition of FairPoint Communications, the Company has more than doubled the number of participants who are eligible for awards under the Plan. Accordingly, on February 23, 2018, the Board of Directors of the Company approved an amendment to the Plan to increase the number of shares available under the Plan by 2,000,000. This increase is subject to approval by the Company’s stockholders.

Extension Term. Under the current Plan provisions, the Plan will expire on May 5, 2019, and no awards can be granted after that date. The compensation committee has therefore approved an extension of the Plan to April 30, 2028. This term extension is also subject to approval by the Company’s stockholders.

Reasons Why Stockholders Should Approve the Plan

The Company views its use of stock-based awards as an essential part of the Company’s compensation program and as an important element in achieving the program’s goals of attracting and retaining key employees and directors, providing them with additional incentive to increase the long-term value of the Company, and linking their financial interests with those of the Company’s stockholders.

The Company, through its compensation committee, believes that it has prudently managed awards under the Plan, giving proper consideration to the dilutive impact of stock awards on stockholder equity. The Company further expects that the available Plan shares (including the newly approved shares) are likely to be awarded over the next four years at which time the Company would seek stockholder approval for the award of any additional shares under the Plan.

The Plan contains certain restrictions that the Company believes furthers the objectives of the Plan and reflects sound corporate governance principles:

•	Dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the performance goals are met. No dividends or dividend equivalents are paid on stock options or stock appreciation rights.

•	Awards are generally subject to minimum vesting periods (a one year minimum vesting period for stock options and stock appreciation rights (“SARs”) and a three year minimum vesting period for time-based stock and stock unit awards).

•	Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term of the award is limited to 10 years from the date of grant.

•	Repricing of stock options or SARs without stockholder approval is prohibited.

•	If upon a change in control of the Company outstanding awards are assumed and converted into new awards of the acquiring company, accelerated vesting only occurs if the employee is subsequently terminated without cause or for good reason within 24 months following the change in control.

•	Awards are subject to the Company’s Incentive Compensation Recoupment Policy, which permits the Company to recoup a participant’s stock compensation if there is a restatement of the Company’s financial statements.

Description of the Plan

The following is a summary of the Plan. It is qualified by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Administration. The Plan is administered by a committee comprised of two or more directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934. The Plan is currently administered by the compensation committee. The compensation committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares. The number of shares of the Company’s common stock that may be issued under the Plan would, if this amendment is approved, increase by 2,000,000 shares, from 2,650,000 to 4,650,000 shares.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will again be available for issuance. The number of shares of common stock issuable under the Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction. In each case, the Company has the discretion to make adjustments it deems necessary to preserve the intended benefits under the Plan.

Subject to certain adjustments, (i) the maximum number of shares issued as stock options to any employee in any calendar year is 300,000 (25,000 shares in the case of a non-employee director); (ii) the maximum number of shares pursuant to which stock appreciation rights are issued to any employee in any calendar year is 300,000 (25,000 shares in the case of a non-employee director); (iii) no stock awards or stock unit awards made to an employee in any calendar year can relate to shares having a fair market value on the date of grant that exceeds $6,000,000 ($500,000 in the case of a non-employee director); and (iv) the maximum number of non-forfeitable shares subject to stock awards or stock unit awards that may be issued under the Plan to any employee in any calendar year is 300,000 (25,000 shares in the case of a non-employee director). In addition, no more than $5,000,000 may be paid to an employee for each year in any performance period under a Cash Incentive Program.

Eligibility. All employees of the Company designated by the compensation committee and all non-employee directors of the Company are eligible to receive awards under the Plan. On February 23, 2018, approximately 75 employees and all non-employee directors were eligible to participate in the Plan.

Awards to Participants. The Plan provides for awards of stock options, stock appreciation rights, stock awards and stock unit awards to all participants and for cash awards to participants who are employees. Each stock-based award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the compensation committee in its sole discretion, consistent with the terms of the Plan.

Stock Options. The compensation committee has the discretion to grant non-qualified stock options and incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that (i) the exercise price of each stock option shall not be less than the closing sales price of the Company’s common stock on the date which the option is granted (“fair market value”), (ii) the vesting period for each option will be at least one year (unless the compensation committee determines that a shorter period better serves the Company’s interest), and (iii) each option shall expire 10 years from the date of grant.

An incentive stock option, which may be granted only to employees, is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) shall not exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit shall be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the Company, the exercise price of the incentive stock option shall be 110% of the closing price of the common stock on the date of grant and the incentive stock option shall expire no later than five years from the date of grant; and (iii) no incentive stock option shall be granted after 10 years from the date the Plan was adopted.

Stock Appreciation Rights. The compensation committee has the discretion to grant stock appreciation rights to participants. Each right entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the right and the exercise price thereof, multiplied by the number of shares with respect to which the right is being exercised. The stock appreciation right may be issued independently or together with a stock option, in which case the exercise of a stock appreciation right will cancel the related option with respect to the same number of shares for which the stock appreciation right was exercised, and the exercise of an option will cancel the related stock appreciation right with respect to the same number of shares for which the option was exercised. Upon exercise, the stock appreciation right will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The compensation committee has the discretion to set the terms and conditions applicable to stock appreciation rights, provided that (i) the exercise price of each stock appreciation right will be not less than the fair market value of the common stock on the date of grant, (ii) the vesting period for each stock appreciation right will be at least one year (unless the compensation committee determines that a shorter period better serves the Company’s interest), and (ii) each stock appreciation right will expire 10 years from the date of grant.

Stock Awards. The compensation committee has the discretion to grant stock awards to participants. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the compensation committee. Subject to the restrictions, a participant will be a stockholder with respect to the shares awarded to him and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award, or stock dividends otherwise payable with respect to any stock award, will be held by the Company and will be paid only to the holder of the stock award to the extent the restrictions on such stock award lapse. The vesting period for any time-based stock award will be at least three years (unless the compensation committee determines that a shorter period better serves the Company’s interest).

Stock Unit Awards. The compensation committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock of the Company or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the compensation committee. A participant will not be a stockholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. Until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents otherwise payable on any performance-based stock unit award, or stock dividend equivalents otherwise payable on any stock unit award, will be held by the Company and will be paid only to the holder of the stock unit award to the extent the restrictions on such stock unit award lapse. The vesting period for any time-based stock unit award will be at least three years (unless the compensation committee determines that a shorter period better serves the Company’s interest).

Cash Incentive Awards. The compensation committee has the discretion to adopt one or more Cash Incentive Programs, pursuant to which employees will be eligible for cash payments based upon the level of attainment of pre-established performance goals set by the compensation committee with respect to a performance period (which the compensation committee sets with a duration of one to five years). The compensation committee has the discretion to set the terms and conditions applicable to the cash incentive award, including the eligible employees, the performance criteria and goals and the amount of payments to be made upon attainment of the goals.

Payment for Stock Options and Withholding Taxes. The compensation committee may make one or more of the following methods available for payment of the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) in cash; (ii) in cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or tax withholding; (iii) by directing the Company to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the compensation committee. The Company has the discretion to permit a participant to pay additional withholding tax, up to the applicable maximum statutory rate.

Provisions Relating to a “Change in Control” of the Company. The Plan provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). If required by the terms of the transaction, the compensation committee has the right to cancel such grants after having given the participants a reasonable time to exercise the options and stock appreciation rights and take necessary action to receive stock or cash pursuant to stock and stock unit awards. The Plan also provides that if in connection with the change in control the Plan awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal). See Section 15 of the Plan for the definition of “change in control”.

Transferability. No award granted under the Plan may be transferred, except by will and the laws of descent and distribution, or as permitted by the compensation committee with respect to a stock-based award transferred without value by the participant during his lifetime for estate planning purposes.

Amendment and Termination of the Plan; Term of the Plan. The Board may terminate, suspend or amend the Plan from time to time, without the approval of the stockholders, unless such approval is required by applicable law or stock exchange rule, provided that (i) no amendment shall be made to the Plan’s change in control provisions after the date of the change in control which would adversely affect any rights that would vest on the effective date of the change in control, and (ii) no amendment shall result in the modification or cancellation of an award without the written consent of the participant, unless there is a dissolution, liquidation, change in control or change in capital structure of the Company. Notwithstanding the foregoing, there shall be no amendment to the Plan or any award agreement that results in the repricing of stock options without stockholder approval (except in the case of an equitable adjustment to the awards to reflect changes in the capital structure of the Company or similar events).

No awards may be granted under the Plan on or after April 30, 2028.

Awards Granted Under the Plan. It is not possible to determine the amount or dollar value of awards that will be made under the Plan, since the Plan does not require that any awards be made to any individual and all awards under the Plan are at the discretion of the compensation committee.

Description of Material Changes from Existing Plan

The only material changes from the Plan as in effect prior to this amendment are (i) the increase of 2,000,000 shares available for issuance under the Plan, from 2,650,000 shares to 4,650,000, and (ii) the extension of the term of the Plan from May 5, 2019 to April 30, 2028.

Summary of Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options. A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options. A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Appreciation Rights. A participant will not recognize any income at the time of the grant of the stock appreciation right. Upon exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Stock Awards/Units. If the participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of any restriction period without forfeiture. If the participant receives a stock unit award, he generally will recognize ordinary income when he receives shares or cash pursuant to the settlement of the award, provided that if the shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

Cash Incentive Awards. A participant who receives a cash incentive award will recognize ordinary income equal to the amount received. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” (i) the approval of a 2,000,000 increase in shares available under the Plan and (ii) the extension of the term of the Plan to April 30, 2028 (Proposal No. 4).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.

CErtain relationships and related transactions

Related Person Transactions Policy

Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. In addition, any amendment, renewal, or extension of any other related person transaction previously approved under this Policy shall also be subject to approval under the Policy as a separate other related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

SKL Investment Group

Richard A. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company (“SKL”), an investment company that serves the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL and its related entities paid $55,775 to the Company in 2017 for the use of office space, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2017, SKL paid $41,053 to rent approximately 2,191 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real-estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses were based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

The Company paid $858,329 during 2017 to lease office and warehouse space from LATEL, LLC, a limited liability company of which Mr. Lumpkin and his immediate family have a beneficial ownership of 68%. Agracel Inc. (“Agracel”) is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 37%.  In addition, Mr. Lumpkin and his son, Benjamin I. Lumpkin, are directors of Agracel.  Agracel is the sole managing member and 50% owner of LATEL, LLC.  These payments represent 86% of the total revenue of LATEL, LLC.

First Mid-Illinois Bancshares, Inc.

Pursuant to various agreements with Consolidated Communications, Inc., First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 20.5% of the common stock.  During 2017, the Company paid maintenance and activity related charges of $13,273 to First Mid-Illinois and earned $580 of interest on its deposits. The fees charged and earnings received on deposits through a repurchase agreement, are based on First Mid-Illinois’ standard schedule for large customers.

Consolidated Communications of Illinois Company, formerly known as Illinois Consolidated Telephone Company, a wholly owned subsidiary of the Company, provides First Mid-Illinois with phone service, custom calling features, long distance and other telecommunications services. In 2017, First Mid-Illinois paid Consolidated Communications of Illinois Company approximately $747,424 for these services. These services are based on standard prices for strategic business customers.

The Company’s payments to First Mid-Illinois and its subsidiaries did not exceed 1% of the gross revenue of First Mid-Illinois.  Also, payments from First Mid-Illinois did not exceed 1% of the Company’s gross revenue.

Cartesian, Inc.

On June 18, 2014, through our subsidiary, Consolidated Communications Services Company, we entered into an agreement with Cartesian, Inc. (formerly The Management Network Group, Inc. (a professional services company)), to provide Smart Building Services. Under the agreement, Cartesian, Inc., is to deploy and monitor the energy consumption in a number of the company’s facilities. The estimated cost to implement the Smart Building Services is approximately $4,900,000 over the seven year term of the contract. It is estimated that we will save approximately $5,700,000 in energy costs through the use of the Smart Building Services. In connection with the Smart Building Services, we also entered into a three year Market Enablement Agreement (“Marketing Agreement”) with Elutions, Inc., a partial owner of Cartesian, Inc. Under the Marketing Agreement, we will be required to provide certain marketing support, and in turn we may receive up to $2,400,000 under the Marketing Agreement over the three year term of the agreement.

On January 26, 2017, Consolidated entered into the first amendment to the June 18, 2014 agreement. The amendment adds six additional sites as phase two of the project and extends the terms of the Marketing Agreement from 7 years to 10 years. The economics remain at least as favorable to the Company as in the original agreement, and the amendment provides an opportunity to extend these benefits for a longer time period.

Robert J. Currey, our Chairman, is on the board of directors at Cartesian, Inc. Robert J. Currey has not received any payments as part of our agreement with Cartesian, Inc. or Elutions, Inc.

Consolidated Communications, Inc.

On September 18, 2014, the Company, through Consolidated Communications, Inc. (as successor by merger to Consolidated Communications Finance II Co.) completed a $200 million offering of its 6.50% Senior Notes.  The Richard Adamson Lumpkin Trust dated February 6, 1970 fbo Richard Anthony Lumpkin purchased $5 million of the 6.50% Senior Notes.  The 6.50% Senior Notes mature on October 1, 2022 and pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2015. During 2017, the aforementioned Trust received $325,000 interest from the 6.50% Senior Notes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Roger H. Moore, Thomas A. Gerke and Maribeth S. Rahe served on the compensation committee. No member of the compensation committee was, during 2017, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2017, no Company executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2017 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2017 is being made available to stockholders concurrently with this proxy statement. The Notice and Access Card provided to stockholders contains instructions on how to access the 2017 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2017.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2019 Annual Meeting of Stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than November 12, 2018.

Our amended and restated bylaws provide that certain additional requirements be met in order that business, including the nomination of directors, may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2017.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2018 annual meeting. Should any other matter come before the annual meeting, however, the Proxy Holders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar
Chief Sales Officer and Secretary

Dated: March 16, 2018

Exhibit A

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

2005 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 5, 2009)

[Note: This copy of the 2005 Long-Term Incentive Plan, as amended and restated effective May 5, 2009, reflects the amendments approved by stockholders of the Company on May 4, 2015 and amendments since the Plan was last approved by stockholders of the Company on May 4, 2015, including the amendments that are discussed in Proposal 4 of the Proxy Statement for the year ended December 31, 2017.]

Page

§ 1. PURPOSE	1
§ 2. DEFINITIONS	1
2.1 Board	1
2.2 Cash Incentive Program	1
2.3 Cause	1
2.4 Change Effective Date	2
2.5 Change in Control	2
2.6 Code	3
2.7 Committee	3
2.8 Company	3
2.9 Director	3
2.10 Eligible Employee	3
2.11 Fair Market Value	3
2.12 Good Reason	3
2.13 Grant	4
2.14 ISO	4
2.15 1933 Act	4
2.16 1934 Act	4
2.17 Non-ISO	5
2.18 Option	5
2.19 Option Certificate	5
2.20 Option Price	5
2.21 Parent	5
2.22 Performance Period	5
2.23 Plan	5
2.24 Rule 16b-3	5
2.25 SAR Value	5
2.26 Stock	5
2.27 Stock Appreciation Right	5
2.28 Stock Appreciation Right Certificate	5

-A-i-

(continued)

Page

2.29 Stock Grant	5
2.30 Stock Grant Certificate	5
2.31 Stock Unit Grant	5
2.32 Subsidiary	6
2.33 Ten Percent Stockholder	6
§ 3. SHARES AND GRANT LIMITS	6
3.1 Shares Reserved.	6
3.2 Source of Shares.	6
3.3 Use of Proceeds.	6
3.4 Grant Limits.	6
§ 4. EFFECTIVE DATE	7
4.1 Effective Date.	7
4.2 Stockholder Approval.	7
§ 5. COMMITTEE	7
§ 6. ELIGIBILITY	7
§ 7. OPTIONS	7
7.1 Committee Action.	7
7.2 $100,000 Limit.	8
7.3 Option Price.	8
7.4 Payment.	8
7.5 Exercise.	8
§ 8. STOCK APPRECIATION RIGHTS	9
8.1 Committee Action.	9
8.2 Terms and Conditions.	9
8.3 Exercise.	10
§ 9. STOCK GRANTS AND STOCK UNIT GRANTS	10
9.1 Committee Action.	10
9.2 Conditions.	10
9.3 Dividends, Voting Rights and Creditor Status.	12
9.4 Satisfaction of Forfeiture Conditions.	13

-A-ii-

(continued)

Page

9.5 Performance-Based Stock Grants and Stock Unit Grants.	13
§ 10. CASH INCENTIVE PROGRAM	13
10.1 General.	13
10.2 Adjustments.	13
§ 11. CONDITIONS OF TRANSFER	14
§ 12. SECURITIES REGISTRATION	15
§ 13. LIFE OF PLAN	15
§ 14. ADJUSTMENT	15
14.1 Capital Structure.	15
14.2 Available Shares.	16
14.3 Transactions Described in § 424 of the Code.	16
14.4 Fractional Shares.	16
§ 15. CHANGE IN CONTROL	17
§ 16. AMENDMENT OR TERMINATION	18
§ 17. MISCELLANEOUS	18
17.1 Stockholder Rights.	18
17.2 No Contract of Employment.	18
17.3 Withholding.	18
17.4 Construction.	19
17.5 Other Conditions.	19
17.6 Rule 16b-3.	19
17.7 Coordination with Employment Agreements and Other Agreements.	19

-A-iii-

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

2005 LONG-TERM INCENTIVE PLAN
(As Amended And Restated Effective May 5, 2009)

§ 1.

PURPOSE The primary purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants and Cash Incentive Program awards to Eligible Employees and Directors in order to (1) attract and retain Eligible Employees and Directors, (2) provide an additional incentive to each Eligible Employee or Director to work to increase the Company’s long-term value and (3) provide each Eligible Employee or Director with a stake in the future of the Company that corresponds to the stake of each of the Company’s stockholders.

§ 2.

DEFINITIONS

2.1              Board means the Board of Directors of the Company.

2.2              Cash Incentive Program means a cash incentive program described in § 10.

2.3              Cause means, with respect to an Eligible Employee or Director:

(a)	the conviction of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement;

(b)	the act or omission by the individual involving malfeasance or gross negligence in the performance of the individual’s duties and responsibilities to the material detriment of the Company; or

(c)	the breach of any provision of any code of conduct adopted by the Company which applies to the Company if the consequence to such violation for any individual subject to such code of conduct ordinarily would be a termination of his or her employment by the Company or removal from the Board, as applicable; provided however,

(d)	no such act or omission or event shall be treated as “Cause” under this Plan unless (i) the individual has been provided a detailed, written statement of the basis for belief that such act or omission or event constitutes “Cause” and an opportunity to meet with the Committee (together with the individual’s counsel if the individual chooses to have counsel present at such meeting) after the individual has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by the individual, the individual has had at least a thirty (30) day period to take corrective action and (ii) a majority of the Committee after such meeting (if the individual exercises the individual’s right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith that “Cause” does exist under this Plan.

2.4              Change Effective Date means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than

2.5              Change in Control means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) through a transaction which has a “closing”. of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as

(a)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), other than an “affiliate” (as that term is defined in Section 5 of Article IV of the Company’s amended and restated certificate of incorporation) of Richard A. Lumpkin, is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing a majority of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(b)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c)	the stockholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(d)	stockholders of the Company approve any reorganization, merger, consolidation or share exchange unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own at least a majority of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.5(d)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (iii) the percentage described in § 2.5(d)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.5(d)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2.5(d)(i) immediately before the consummation of such transaction.

2.6              Code means the Internal Revenue Code of 1986, as amended.

2.7              Committee means (a) a committee of the Board which shall have at least two members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3.

2.8              Company means Consolidated Communications Holdings, Inc. and any successor to Consolidated Communications Holdings, Inc.

2.9              Director means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or an affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

2.10          Eligible Employee means an employee of the Company or any Subsidiary or Parent to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.

2.11          Fair Market Value means either (a) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (b) such closing price as so reported in accordance with § 2.11(a) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.12          Good Reason means with respect to any Eligible Employee or Director:

(a)	the material reduction after the Change Effective Date in the individual’s base salary and/or bonus opportunity without the individual’s express written consent;

(b)	the material reduction after the Change Effective Date in the scope, importance or prestige of individual’s duties, responsibilities or powers at the Company without the individual’s express written consent; or

(c)	the Company transfers the individual’s primary work site to a new primary work site which is more than 30 miles (measured along a straight line) from the individual’s then current primary work site unless such new primary work site is closer (measured along a straight line) to the individual’s primary residence than individual’s then current primary work site; provided however;

(d)	no such act or omission shall be treated as “Good Reason” under this Plan unless:

(i)	(A) The individual delivers to the Committee a detailed, written statement of the basis for the individual’s belief that such act or omission constitutes Good Reason, (B) the individual delivers such statement before the later of (I) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for the individual’s belief that Good Reason exists or (II) the end of the period mutually agreed upon for purposes of this paragraph in writing by the individual and the Committee, (C) the individual gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (D) the Individual actually submits his or her written resignation to the Committee during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if the individual reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or

(ii)	the Company states in writing to the individual that the individual has the right to treat any such act or omission as Good Reason under this Plan and the individual resigns during the sixty (60) day period which starts on the date such statement is actually delivered to the individual.

2.13          Grant means the award of an Option, Stock Appreciation Right, Stock Grant or Stock Unit made under the Plan.

2.14          ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.15          1933 Act means the Securities Act of 1933, as amended.

2.16          1934 Act means the Securities Exchange Act of 1934, as amended.

2.17          Non-ISO means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.18          Option means an ISO or a Non-ISO which is granted under § 7.

2.19          Option Certificate means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.20          Option Price means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.21          Parent means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.

2.22          Performance Period means a performance period described in § 9.5 and § 10.

2.23          Plan means this Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as Amended and Restated Effective May 5, 2009 and as amended from time to time thereafter.

2.24          Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.25          SAR Value means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.26          Stock means the common stock of the Company.

2.27          Stock Appreciation Right means a right which is granted under § 8 to receive the appreciation in a share of Stock.

2.28          Stock Appreciation Right Certificate means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

2.29          Stock Grant means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.30          Stock Grant Certificate means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.31          Stock Unit Grant means a grant under § 9 which is designed to result in the payment of either cash (based on the Fair Market Value of the number of shares of Stock described in such grant) or Stock (based on the issuance of the number of shares of Stock described in such grant), as determined in the sole discretion of the Committee at the time of grant.

2.32          Subsidiary means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.

2.33          Ten Percent Stockholder means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1              Shares Reserved. There shall (subject to § 14) be reserved for issuance under this Plan 2,650,000 shares of Stock (4,650,000 shares of Stock as of February 23, 2018). No more than 2,650,000 shares of Stock (4,650,000 shares of Stock as of February 23, 2018) shall be issued in connection with the exercise of ISOs.

3.2              Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Option, a Stock Appreciation Right or a Stock Grant which are forfeited thereafter shall again become available for issuance under this Plan. Finally, if the Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to the Company in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

3.3              Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4              Grant Limits. No Eligible Employee in any calendar year shall be granted an Option to purchase (subject to § 13) more than 300,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 14) more than 300,000 shares of Stock (25,000 shares, respectively, in the case of a Director), and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $6,000,000 ($500,000 in the case of a Director). No more than 300,000 non-forfeitable shares of Stock shall (subject to § 14) be issued to an Eligible Employee pursuant to Stock Grants or Stock Unit Grants under § 9 (25,000 shares in the case of a Director), and no more than $5,000,000 may be paid to any Eligible Employee under any Cash Incentive Program for each year of each Performance Period under such program.

§ 4.

EFFECTIVE DATE

4.1              Effective Date. The Plan was initially approved by the stockholders of the Company, and became effective, as of July 21, 2005. The Plan is hereby amended and restated, effective as of May 5, 2009, subject to approval by the stockholders of the Company at the Company’s annual meeting of stockholders to be held on May 5, 2009 and any adjournment or postponement thereof.

4.2              Stockholder Approval. In the event the Plan is not approved by stockholders at the Company’s 2009 annual meeting, (a) the Plan as amended and restated shall have no effect; (b) the terms of the Plan as in effect immediately prior to the amendment and restatement shall remain in effect and, to the extent permitted under those terms, shall apply to all Grants and Cash Incentive Program payments made on or after May 5, 2009; and (c) any Grants and Cash Incentive Program payments made on or after May 5, 2009 not permitted under the terms of the Plan as in effect immediately prior to the amendment and restatement shall be cancelled.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 15 and § 16 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

§ 6.

ELIGIBILITY

Only Eligible Employees shall be eligible for a grant of ISOs under this Plan, and only Eligible Employees shall be eligible to participate in any Cash Incentive Program. All Eligible Employees and all Directors shall be eligible for a grant of Non-ISOs, Stock Appreciation Rights, Stock Grants and Stock Unit Grants under this Plan.

§ 7.

OPTIONS

7.1              Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 14) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent the approval of the Company’s stockholders. Each grant of an Option to a Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to a Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest. No dividends or dividend equivalents shall be paid with respect to the shares of Stock subject to an Option prior to the exercise of the Option.

7.2              $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3              Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Stockholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4              Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which is acceptable to the Committee, through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, by directing the Company to withhold shares of Stock otherwise issuable in connection with the exercise of the Option having a Fair Market Value equal to the exercise price, or in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee.

7.5              Exercise.

(a)	Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(i)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Stockholder on the date the Option is granted, or

(ii)	the date which is the tenth anniversary of the date the Option is granted, if the Option is (A) a Non-ISO or (B) an ISO which is granted to an Eligible Employee who is not a Ten Percent Stockholder on the date the Option is granted.

(b)	Termination of Status as Eligible Employee or Director. Subject to § 7.5(a), an Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1              Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2              Terms and Conditions.

(a)	Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted. No dividends or dividend equivalents shall be paid with respect to Stock Appreciation Rights.

(b)	Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c)	Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

8.3              Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS and stock unit grants

9.1              Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or Stock Unit Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Grant will become non-forfeitable.

9.2              Conditions.

(a)	Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant, or the issuance of Stock or payment in cash under a Stock Unit Grant, subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant, or the Stock or cash payment subject to a Stock Unit Grant, shall be issued or paid to an Eligible Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock issued in connection with a Stock Grant shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b)	Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of an Eligible Employee or Director under a Stock Grant or Stock Unit Grant non-forfeitable subject to the satisfaction of one or more objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable or Stock issuable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this § 9.2(b) before a Eligible Employee’s or Director’s interest in such share of Stock is non-forfeitable, (i) [such share of Stock shall not be available for re-issuance under § 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (ii)] the Company shall have the right to condition any such issuance on the Eligible Employee or Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.

(c)	Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three (3) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

9.3              Dividends, Voting Rights and Creditor Status.

(a)	Cash Dividends. Except as otherwise set forth in § 9.3(d) or in a Stock Grant Certificate, if a cash dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant, or a cash dividend would be payable with respect to the shares of Stock described in a Stock Unit Grant had such shares been outstanding, but in each case before the first date that an Eligible Employee’s or a Director’s interest in such Stock or Stock Unit (i) is forfeited completely or (ii) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Director.

(b)	Stock Dividends. Except as otherwise set forth in § 9.3(d), if a Stock dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant, or a Stock dividend would be payable with respect to the shares of Stock described in a Stock Unit Grant had they been outstanding, but in each case before the first date that an Eligible Employee’s or a Director’s interest in such Stock or Stock Unit (i) is forfeited completely or (ii) becomes completely non-forfeitable, the Company shall hold such dividend Stock and pay such dividend Stock only upon, and to the extent, the conditions under § 9.2(b) applicable to the related Stock Grant or Stock Unit Gran are satisfied.

(c)	Other. Except as otherwise set forth in § 9.3(d), if a dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant, or such dividend would be payable with respect to the shares of Stock described in a Stock Unit Grant had they been outstanding, but in each case before the first date that an Eligible Employee’s or a Director’s interest in such Stock or Stock Unit (i) is forfeited completely or (ii) becomes completely non-forfeitable, the Company shall distribute or hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d)	Performance-Based Grants. Notwithstanding the foregoing provisions of this §9.3, in the case of any dividends otherwise payable as described in § 9.3(a), (b) or (c) with respect to a Stock Grant or Stock Unit Grant subject to the attainment of performance goals as described in § 9.5, the Company shall hold such dividends and pay such dividends only upon, and to the extent, the conditions under § 9.2(b) applicable to the related Stock Grant or Stock Unit Grant are satisfied.

(e)	Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or Director’s interest in such Stock (i) is forfeited completely or (ii) becomes completely non-forfeitable.

9.4              Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant or Stock Unit Grant at such time as an Eligible Employee’s or a Director’s interest in such Grant becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share, or if applicable the cash payment, shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.

9.5              Performance-Based Stock Grants and Stock Unit Grants.

(a)	General. The Committee in its discretion may make Stock Grants and Stock Unit Grants to Eligible Employees and Directors subject to one or more conditions related to one or more performance goals.

(b)	Adjustments. When the Committee determines whether a performance goal has been satisfied for any Performance Period established by the Committee, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine are reasonable and appropriate under the circumstances (including, without limitation, taking into account any factor that would result in the Company’s paying non-deductible compensation to an Eligible Employee).

§ 10.

Cash Incentive Program

10.1          General. The Committee may adopt one or more Cash Incentive Programs under this Plan, and each such Program shall run for a Performance Period which shall be expressed in whole years, from one to five years. Such Cash Incentive Program shall be separate and distinct from any other cash incentive plan or program sponsored by the Company. The Committee shall determine the terms and conditions for any Eligible Employee to participate in each such Program, and payments shall be made thereunder based on the satisfaction of one or more performance goals, including the performance goals.

10.2          Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine are reasonable and appropriate under the circumstances (including, without limitation, taking into account any factor that would result in the Company’s paying nondeductible compensation to an Eligible Employee).

§ 11.

CONDITIONS OF TRANSFER

Each Option and each Stock Appreciation Right granted under this Plan and each Stock Grant and Stock Unit Grant made under this Plan shall be transferable by the Eligible Employee or Director to whom the related grant is made only by will or the laws of descent and distribution, unless the Committee authorizes a transfer under circumstances other than by will or the laws of descent and distribution in accordance with this § 11.   A transfer (other than by will or the laws of descent and distribution) shall be authorized in accordance with this § 11 only if (a) an Eligible Employee or Director requests in writing that the Committee authorize such transfer, (b) the Eligible Employee or Director demonstrates to the Committee’s satisfaction that the transfer is contemplated in connection with a professionally prepared estate plan for the Eligible Employee or Director and (c) the Committee acting in its absolute discretion determines that (1) the requested transfer is not inconsistent with the purpose of this Plan, (2) there is no legal prohibition against such transfer and (3) there will be a basis on which to register any related shares of Stock under the 1933 Act or there will be a registration exemption under the 1933 Act if the request is granted.  If a transfer is authorized in accordance with this § 11, the related Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant shall by operation of this § 11 remain immediately following such transfer subject to the same terms and conditions as in effect immediately before such transfer, and no shares of Stock shall be issued to any person pursuant to such transfer and no cash shall be paid to any such person pursuant to such transfer before the Eligible Employee or Director satisfies in full all of the conditions for such issuance or payment and pays, or makes provision satisfactory to the Committee for the payment of, any applicable taxes due with respect to such issuance or payment.  The Committee as a condition to any authorization under this § 11 may require an Eligible Employee or Director to reimburse the Company for any additional expenses the Company incurs to register any affected shares of Stock under the 1933 Act.  Finally, if a transfer is authorized in accordance with this § 11, the Eligible Employee or a Director shall by operation of this § 11 have the responsibility to notify any transferee of any events or conditions which affect any related Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, including any deadline for taking any action with respect to any such Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, and neither the Committee nor the Company shall have any responsibility whatsoever to notify any transferee of any such events or conditions. Subject to § 17.5, the restrictions on transferability described in this § 11 shall not apply to shares of Stock that have actually been delivered to the transferee as a result of the exercise of an Option or Stock Appreciation Right or the lapse of all restrictions with respect to a Stock Grant. In no event shall an Eligible Employee or Director be permitted to transfer an Option to a third party financial institution without stockholder approval.

§ 12.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

§ 13.

LIFE OF PLAN

Notwithstanding anything to the contrary contained herein, no Grant shall be made under this Plan, and no Cash Incentive Program shall commence, on or after April 30, 2028.

§ 14.

ADJUSTMENT

14.1          Capital Structure. The grant caps described in § 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a)	any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b)	any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant immediately before such restructuring or recapitalization or other transaction.

14.2          Available Shares. If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant under § 14.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant as adjusted under § 14.1 without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 in light of any of the events described in § 14.1(a) and § 14.1(b) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

14.3          Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Stock Grants, Stock Unit Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under § 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

14.4          Fractional Shares. If any adjustment under this § 14 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 14 by the Committee shall be conclusive and binding on all affected persons.

§ 15.

CHANGE IN CONTROL

If there is a Change in Control of the Company and there is no assumption of the Options, Stock Appreciation Rights, Stock Units or Stock Unit Grants that are outstanding immediately prior to the Change Effective Date and no substitution of comparable grants with comparable intrinsic values in connection with such Change in Control, then as of the Change Effective Date for such Change in Control, any and all conditions to the exercise of all such outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any such Stock Grants and Stock Unit Grants on such date automatically shall be deemed 100% satisfied as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash payable under any Stock Unit Grants; provided, if any issuance or forfeiture condition described in this § 15 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 15 only to the extent of such target unless such target has been exceeded before the Change Effective Date, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded.

If there is a Change in Control of the Company and there is an assumption of an Eligible Employee’s or Director’s Options, Stock Appreciation Rights, Stock Units or Stock Unit Grants that are outstanding immediately prior to the Change Effective Date or a substitution of comparable grants with comparable intrinsic values in connection with such Change in Control and the employment of such Eligible Employee is either terminated without Cause or the Eligible Employee terminates for Good Reason or a Director is asked to resign other than for Cause, within twenty-four (24) months following the Change Effective Date, then any and all conditions to the exercise of all such Options and Stock Appreciation Rights and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants shall be deemed 100% satisfied; provided, that if any issuance or forfeiture condition described in this §15 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this §15 only to the extent of the target, unless such target has been exceeded before the date of such termination, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded.

A Change in Control shall affect payments under a Cash Incentive Program only to the extent expressly provided in such Cash Incentive Program, and a Change in Control shall affect a Stock Appreciation Right or Stock Unit Grant which is subject to § 409A of the Code only if the Change in Control also constitutes a change in the ownership or effective control of Company or in the ownership of a substantial portion of the assets of the Company within the meaning of § 409A(a)(2)(A)(v) of the Code.

§ 16.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the stockholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed, and (b) no amendment shall be made to § 15 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants or Stock Unit Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant made before such suspension or termination unless (i) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (ii) there is a dissolution or liquidation of the Company or a transaction described in § 14.1 or § 15.

§ 17.

MISCELLANEOUS

17.1          Stockholder Rights. No Eligible Employee or Director shall have any rights as a stockholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Director. An Eligible Employee’s or a Director’s rights as a stockholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate. Subject to § 17.5, an Eligible Employee or Director shall have the rights of a stockholder of the Company with respect to any shares of Stock that have been actually delivered to such individual as a result of the exercise of an Option or Stock Appreciation Right or the lapse of all restrictions with respect to a Stock Grant or Stock Unit Grant.

17.2          No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant or Stock Unit Grant to an Eligible Employee or Director under this Plan or his or her participation in a Cash Incentive Program shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Incentive Plan.

17.3          Withholding. Each Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant and participation in each Cash Incentive Plan shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director or to payments under any Cash Incentive Plan. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements. The Company shall have the discretion to permit an Eligible Employee to pay up to the maximum individual statutory rate of applicable withholding taxes.

17.4          Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Incentive Program, the terms of this Plan shall control.

17.5          Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by the Company.

17.6          Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

17.7          Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant or of a payment under a Cash Incentive Plan or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option or Stock Appreciation Right was granted or the Stock Grant or Stock Unit Grant was made.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By: ________________________

Date: ______________________

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/29/2018 for shares held directly and by 11:59 P.M. ET on 04/25/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors:

Nominees

01 Richard A. Lumpkin 02 Timothy D. Taron 03 Wayne Wilson

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.	For	Against	Abstain
2 Approval of Ernst & Young LLP, as the independent registered public accounting firm.	☐	☐	☐
3. Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐
4 Approve certain provisions of the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000365613_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10K WRAP are available at www.proxyvote.com

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street, Mattoon, IL 61938
Annual Meeting of Stockholders
April 30, 2018 9:00 a.m. Central Time
This proxy is solicited by the Board of Directors

Steven J. Shirar and Steven L. Childers, or either of them, each with the power of substitution are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on April 30, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)

0000365613_2 R1.0.1.17